EXHIBIT 10.3.1



                            SUBORDINATED DEBENTURE



                in the original principal amount of $40,000,000




                                   issued by


                                 MAXXCOM INC.,
                            an Ontario corporation


                                 in favour of


                         TD CAPITAL, a division of The
               Toronto-Dominion Bank, on its own behalf and as agent for the other Holders (as defined herein)


                                 July 11, 2001


________________________________________________________________________________

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                               TABLE OF CONTENTS

                                  ARTICLE 1.
                                INTERPRETATION

1.1.      Definitions......................................................    1
1.2.      Invalidity, etc..................................................   30
1.3.      Headings, etc....................................................   30
1.4.      Governing Law....................................................   30
1.5.      Attornment.......................................................   30
1.6.      Currency.........................................................   30
1.7.      References to Statutes, Agreements, etc..........................   30
1.8.      This Agreement to Govern.........................................   31
1.9.      Actions on Days Other Than Business Days.........................   31
1.10.     Interest Act.....................................................   31
1.11.     Schedules, etc...................................................   31

                          ARTICLE 2.
                           PAYMENTS

2.1.      Interest.........................................................   32
2.2.      Repayment of the Debenture.......................................   32
2.3.      Optional Prepayment..............................................   32
2.4.      Application of Prepayments and Repayments........................   33
2.5.      Payments Generally...............................................   33
2.6.      Payments - No Deduction..........................................   33
2.7.      Payment of Costs and Expenses....................................   34
2.8.      Indemnities......................................................   35
2.9.      Criminal Interest Rate...........................................   36
2.10.     Increased Costs, etc.............................................   37
2.11.     Postponement and Subordination...................................   38

                          ARTICLE 3.
                           SECURITY

3.1.      Security.........................................................   38
3.2.      Further Assurances - Security Documents..........................   40
3.3.      Release of Security Documents....................................   41

                          ARTICLE 4.
                           COVENANTS

4.1.      Affirmative Covenants............................................   41
4.2.      Financial Covenants..............................................   46
4.3.      Reporting Requirements...........................................   47
4.4.      Negative Covenants...............................................   48
4.5.      Use of Proceeds..................................................   54

                          ARTICLE 5.
                EVENTS OF DEFAULT AND REMEDIES

5.1.      Events of Default................................................   55
5.2.      Acceleration and Termination of Rights...........................   57
5.3.      Remedies.........................................................   57
5.4.      Saving...........................................................   58
5.5.      Perform Obligations..............................................   58
5.6.      Third Parties....................................................   58
5.7.      Power of Attorney................................................   58
5.8.      Remedies Cumulative..............................................   59
5.9.      Set-Off or Compensation..........................................   59

                          ARTICLE 6.
       THE AGENT AND THE ADMINISTRATION OF THE DEBENTURE

6.1.      Appointment and Authorization....................................   59
6.2.      Duties and Obligations of Agent..................................   60
6.3.      Prompt Notice to the Holders.....................................   61
6.4.      Agent's Authority to Deal with the Borrower......................   61
6.5.      Dealings by the Borrower with Agent..............................   62
6.6.      Independent Credit Decisions.....................................   62
6.7.      Indemnification..................................................   62
6.8.      Successor Agent..................................................   63
6.9.      Action by and Consent of Holders; Waiver and Amendments..........   63
6.10.     Redistribution of Payments.......................................   64
6.11.     Notification of Default..........................................   65
6.12.     Taking and Enforcement of Remedies...............................   65

                          ARTICLE 7.
                            GENERAL

7.1.      Amendment and Waiver.............................................   66
7.2.      Notices..........................................................   66
7.3.      Time.............................................................   67
7.4.      Further Assurances...............................................   67
7.5.      Assignment.......................................................   67
7.6.      Sharing of Information...........................................   69


                                   SCHEDULES

Schedule A        -      Form of Intercorporate Note
Schedule B        -      Form of Intercorporate General Security Agreement
Schedule C        -      Permitted Encumbrances
Schedule D        -      Form of Quarterly Reporting Certificate
Schedule E        -      Restricted Party Shareholder Agreements
Schedule F        -      Deferred Purchase Price Obligations
Schedule G        -      Restricted Party Purchase Agreements
Schedule H        -      Certain Permitted Acquisitions Since 31 March 2001
Schedule I        -      Non-Arm's Length Arrangements

                                    - 69 -
                                 MAXXCOM INC.
                   (Incorporated under the laws of Ontario)

                                   DEBENTURE

                  Maxxcom Inc., an Ontario corporation (the "Borrower"), for value received hereby acknowledges itself indebted to and unconditionally promises to pay to or to the order of TD Capital, a division of The Toronto-Dominion Bank, on its own behalf and as agent (the "Agent") for the other Holders (as hereinafter defined), on September 30, 2005 or such earlier date as all or any part of the principal amount hereof may become due in accordance with the provisions hereof, the aggregate principal sum of FORTY MILLION DOLLARS ($40,000,000) in lawful money of Canada, and to pay interest on the principal amount of this Debenture outstanding from time to time at the rate and times and in the manner set forth herein.

                                  ARTICLE 1.
                                INTERPRETATION

1.1.              Definitions

                  For the purposes of this Debenture:

         "Acquirecos" means MF + P Acquisition Co. (a Delaware corporation), SMI Acquisition Co. (a Delaware corporation), Accent Acquisition Co. (a Delaware corporation), FMA Acquisition Co. (a Delaware corporation), TC Acquisition Inc. (a Delaware corporation), ET Acquisition Inc. (a Delaware corporation), BZ Acquisition Inc. (a Delaware corporation), CDI Acquisition Co. (a Delaware corporation), CPB Acquisition Inc. (a Delaware corporation) and each other direct or indirect Wholly-Owned Subsidiary of the Borrower which is not an Opco and which controls or acquires an Opco from time to time and "Acquireco" means any one of them;

         "Acquisition Certificate" means a certificate of the Borrower delivered to the Agent prior to the completion of a proposed Permitted Acquisition (which, for greater certainty, shall not be required in relation to a Permitted Acquisition under subparagraph
         (e) of the definition thereof) which shall contain:

(a) a detailed description of the proposed Permitted Acquisition including, without limitation, the structure thereof, the purchase price payable, the formula for, and anticipated amount of, Deferred Purchase Price Obligations (if any) relating thereto and the terms of all put/call arrangements, shareholder agreements and employment agreements relating thereto;

(b) pro forma financial statements taking into account the anticipated effect of the proposed Permitted Acquisition including any Debt incurred or assumed in connection therewith, which demonstrate compliance with the financial covenants set forth in Section 4.2 and the requirement in
                  Section 4.4.4.5, as at the last day of most recently completed fiscal quarter of the Borrower ending prior to or concurrently with the date of the certificate and for which financial statements have been approved by the board of directors of the Borrower, as if the Permitted Acquisition had occurred at the beginning of the four quarter period ended on such date; and

(c) a detailed list of all Debt and Encumbrances relating to the entity or assets proposed to be acquired and all Permitted Intercorporate Debt and Intercorporate Security proposed to be entered into in relation thereto;

         "Acquisition Security" means the security referred to in Sections 3.1(e) and (f) hereof;

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person (excluding any trustee under, or any committee with responsibility for administering, any Plan);

         "Agent" means TD Capital, in its capacity as agent on behalf of the Holders, or any Person appointed as a successor Agent pursuant to
         Section 6.8;

         "American Entity" means each Restricted Party which is incorporated, organized or otherwise formed under or governed by the laws of a State of the United States of America;

         "Applicable Law" means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, rules, by-laws, treaties, regulations, ordinances, regulatory policies and all applicable official directives, orders, judgments and decrees of or similar requirement made or issued by Governmental Authorities (a) applicable to or binding upon that Person; or (b) to which that Person or any of its Property is subject;

         "Associate" means an "associate" as defined in the Business Corporations Act (Ontario);

         "Average Change in Net Working Capital" means, at any time, in connection with any Permitted Acquisition, the difference, whether positive or negative, based on the period of four fiscal quarters of the Borrower for which financial statements have been approved by the board of directors of the Borrower ending prior to or concurrently with the time of determination (the "Most Recent 12-Month Period"), and the comparable period of four fiscal quarters ending on the same date as the last day of the Most Recent 12-Month Period one year earlier (the "Second Most Recent 12-Month Period"), determined as follows:

(a) determine Net Working Capital as at the end of each fiscal quarter in each of the Most Recent 12-Month Period and the Second Most Recent 12-Month Period;

(b) calculate the simple average of the Net Working Capitals determined for the Most Recent 12-Month Period (the "Most Recent Average");

(c) calculate the simple average of the Net Working Capitals determined for the Second Most Recent 12-Month Period (the "Second Most Recent Average");

(d)               subtract the Most Recent Average from the Second Most Recent
                  Average;

(e) if the change in (d) is positive, there has been a "Net Decrease in Net Working Capital" for the purposes of the corresponding calculation of Pro Forma Operating Cash Flow calculated at the relevant time; and

(f) if the change in (d) is negative, there has been a "Net Increase in Net Working Capital" for the purposes of the corresponding calculation of Pro Forma Operating Cash Flow calculated at the relevant time;

         provided that for purposes of the foregoing calculations for each fiscal quarter in the Most Recent 12-Month Period and Second Most Recent 12-Month Period, there shall be (i) deducted an amount equal to any increase in Net Working Capital, and (ii) added an amount equal to any decrease in Net Working Capital, as the case may be, resulting from the relevant Permitted Acquisition and occurring on the effective date of such Permitted Acquisition and resulting from any other Permitted Acquisition made during either such period and occurring on the effective date of each such other Permitted Acquisition;

         For greater certainty, the foregoing calculations shall be in form and substance substantially the same as the calculations included in the officer's certificate delivered at the date hereof and referred to in Section 4.1.3.9 of the Subscription Agreement;

         "BA Rate" means, for any Interest Period, the average rate that appears in respect of Canadian dollar bankers' acceptances having a term of 90 days on the Reuters Screen CDOR Page (or such other page as is a replacement therefor) at 10:00 a.m. (Toronto time) on the first day of such Interest Period (or, if such day is not a Business Day, on the immediately preceding Business Day) or, if such rate is not available at such time, the market bid rate quoted therefor by The Toronto-Dominion Bank at such time;

         "Borrower" means Maxxcom Inc., a corporation incorporated under the laws of Ontario, and its successors and assigns from time to time;

         "Branch of Account" means the main branch of The Toronto-Dominion Bank in Toronto, Ontario or such other branch in Toronto, Ontario as may be specified by the Agent and agreed to by the Borrower from time to time;

         "Business" means the advertising and marketing services businesses including, without limitation, public and government relations, corporate communications, research, direct marketing, database management, trade shows and exhibitions, event sponsorship, branding and corporate identity, strategic marketing consulting, promotions and interactive services;

         "Business Day" means a day of the year, other than a Saturday or Sunday, on which the Agent is open for business at its executive offices in Toronto, Ontario;

         "Campbell Note" means the promissory note dated as of November 29, 2000 made by Campbell & Partners Communications Inc. in favour of the Borrower;

         "Campbell Security" means the general security agreement dated as of November 29, 2000 made by Campbell & Partners Communications Inc. in favour of the Borrower creating security interests in all of the present and future undertaking, property and assets of Campbell & Partners Communications Inc. and securing amounts owing by Campbell & Partners Communications Inc. to the Borrower under the Campbell Note;

         "Canadian Plan" means a "pension plan" or "plan" subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction and applicable to the employees resident in Canada of any Restricted Party or any of their respective Subsidiaries;

         "Canadian Resident" means a Person who is not a non-resident of Canada for purposes of the Income Tax Act (Canada) or who is an authorized foreign bank deemed to be a resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect of any amounts to be paid or credited to such Person under the Debenture and any other Sub Debt Documents;

         "CanSubCos" means 1220777 Ontario Limited (an Ontario corporation), News Canada Inc. (an Ontario corporation), 656712 Ontario Limited (an Ontario corporation), Accumark Promotions Group Inc. (an Ontario corporation), Ambrose Carr Linton Carroll Inc. (an Ontario corporation), Bryan Mills Group Ltd. (an Ontario corporation), Cormark MacPhee Communication Solutions (Canada) Inc. (an Ontario corporation), Allard Johnson Communications Inc. (an Ontario corporation), Veritas Communications Inc. (an Ontario corporation), Integrated Healthcare Communications, Inc. (an Ontario corporation), Northstar Research Partners Inc. (an Ontario corporation), 1385544 Ontario Limited (an Ontario corporation), Maxxcom Interactive Inc. (an Ontario corporation) and each future direct or indirect Subsidiary of the Borrower or of any of the foregoing corporations incorporated under or operating in any Canadian jurisdiction from time to time and "CanSubCo" means any one of them;

         "Capital Leases" means leases which are classified as such in accordance with GAAP;

         "Capital Stock" means all voting, or non-voting common shares, preferred shares, membership interests or other equivalent equity interests (howsoever designated) of capital stock of a body corporate, preferred or common shares, membership interests or other interests in a limited liability company (howsoever designated), limited or general partnership interests in a partnership or any other analogous or similar ownership interest in a person (howsoever designated);

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 of the United States of America;

         "Code" means the United States Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder;

         "Consent to Pledge" means an instrument, substantially in the same form provided to the Existing Senior Lenders on or prior to the date hereof with such changes as are satisfactory to the Agent, acting reasonably and otherwise in accordance with the Intercreditor Agreement, by which, inter alia, certain Restricted Parties and/or their shareholders from time to time consent to certain pledges and assignments contemplated by this Debenture and "Consents to Pledge" means all of them;

         "Contracts" means agreements, franchises, leases, easements, servitudes, privileges and other rights acquired from persons other than Governmental Authorities;

         "control", "controls" and "controlled" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting Capital Stock, by contract or otherwise;

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower and any of its Subsidiaries, are treated as a single employer under Section 414 of the Code;

         "Credit Documents" means, collectively, the Sub Debt Documents and the Senior Credit Documents;

         "Debenture" means this debenture and all schedules attached to this debenture, in each case as they may be amended, restated or replaced from time to time; the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this debenture as a whole and not to any particular article, section, schedule, or other portion hereof;

         "Debt" means, with respect to any Person at any time, the aggregate at such time (without duplication) of the following amounts in relation to such Person:

(a) indebtedness for money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit (including, without limitation, bankers' acceptances);

(b) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes, letters of credit, letters of guarantee or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(c) all indebtedness upon which interest charges are customarily paid;

(d) any Capital Stock of that person (or of any Subsidiary of that person that is not held by that person or by a Subsidiary of that person that is wholly-owned, directly or indirectly), which Capital Stock, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date for cash or securities constituting Debt;

(e) obligations under Capital Leases, synthetic leases and Purchase Money Arrangements, Deferred Purchase Price Obligations (other than Earnout Amounts or amounts satisfied by issuance of Capital Stock) and all other indebtedness issued or assumed as full or partial payment for property or services;

(f) the full amount of any contingent liability under any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation of another person of the type included in items
                  (a) through (e) above, including contingent liabilities in respect of letters of credit, letters of guarantee and similar instruments; and

(g) contingent liabilities in respect of performance bonds and surety bonds, and any other guarantee or other contingent liability of any part or all of an obligation of a person, in each case only to the extent that the guarantee or other contingent liability is required by GAAP to be treated as a liability on a balance sheet of the guarantor or person contingently liable.

         Notwithstanding the foregoing, obligations under Permitted Intercorporate Debt, operating leases and trade payables, liabilities accrued in the ordinary course of business which are not for borrowed money, deposits received in the ordinary course of business, Earnout Amounts and those amounts owing by a Restricted Party to its Shareholders on account of accrued but unpaid dividends and management fees permitted to be paid under this Debenture shall not constitute Debt of any such Person;

         "Deferred Purchase Price Obligations" means:

(a) any amount which is owed by a Restricted Party to any Person (or any Affiliate of or successor to such Person) which is, in substance, an amount owing on account of the unpaid portion of the purchase price for (i) Capital Stock of a Restricted Party or an Unrestricted Party, or (ii) assets comprising the business, or a portion thereof, of a Restricted Party or an Unrestricted Party which, in either case, was acquired from such Person or an Affiliate of such Person by a Restricted Party including, without limitation, those obligations and liabilities described in Part 1 of Schedule F; and

(b) all Earnout Amounts including, without limitation, those obligations and liabilities described in Part 2 of Schedule F;

         "Earnout Amount" means any amount which is owed by a Restricted Party to any Person (or any Affiliate of or successor to such Person), which is (or, prior to a determination of the amount thereof, was) a contingent obligation based on the financial performance of such Restricted Party and which is, in substance, an amount owing on account of the unpaid portion of the purchase price for (a) Capital Stock of a Restricted Party or an Unrestricted Party, or (b) assets comprising the business, or a portion thereof, of a Restricted Party or an Unrestricted Party which, in either case, was acquired from such Person or an Affiliate of such Person by a Restricted Party;

         "Earnout Payment" means any payment (other than a payment satisfied by issuance of Capital Stock) by a Restricted Party to any Person on account of an Earnout Amount including, without limitation, all payments to repurchase, redeem, retract, or otherwise reacquire, or any other distribution whatsoever in respect of, Capital Stock issued to any Person to whom an Earnout Amount is owed on account of such Earnout Amount;

         "EBITDA" means, with respect to any period and any Person, the consolidated net income of such Person determined in accordance with GAAP for such period plus or minus, to the extent deducted or added in determining such net income, without duplication:

(a) income taxes paid or payable or refunds received or receivable in respect of income taxes;

(b)               interest paid or payable or received or receivable;

(c)               extraordinary gains or losses;

(d)               amortization, depreciation and other non-cash expenses; and

(e)               goodwill charges;

provided that, for purposes of calculating EBITDA for any period:

(f) the EBITDA during such period attributable to any Permitted Acquisition completed during such period shall be included on a pro forma basis for such period, assuming the completion of such Permitted Acquisition and the incurrence or assumption of any Debt in connection therewith had occurred on the first day of such period; and

(g) the EBITDA during such period attributable to any Subsidiary, or to any assets representing a business as a going concern, disposed of by the Borrower or any Subsidiary during the period shall be excluded on a pro forma basis for such period, assuming the completion of such disposition had occurred on the first day of such period;

         "Encumbrance" means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease, hypothecation, security interest or other security agreement, trust, or arrangement having the effect of granting security for the payment or performance of any debt, liability or obligation, and "Encumbrances", "Encumber" and "Encumbered" shall have corresponding meanings;

         "Environmental Laws" means, in any relevant jurisdiction, all applicable federal, provincial, state, municipal or local statutes, laws, by-laws, ordinances, codes, rules, regulations, orders (including, without limitation, consent decrees and administrative orders), legally enforceable guidelines and legally enforceable requirements, and doctrines of common law, in each case, relating to pollution or protection of the environment or human health, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material including, without limitation of the foregoing, Hazardous Materials, all as applicable in the relevant jurisdiction and as amended or replaced from time to time;

         "ERISA" means the US Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder;

         "Event of Default" means any of the events or circumstances described in Section 5.1;

         "Excluded Taxes" means, in relation to any Person, those Taxes on income or capital which are imposed or levied by any jurisdiction or any political subdivision of such jurisdiction solely as a result of such Person (a) being organized under the laws of such jurisdiction or any political subdivision of such jurisdiction, (b) having a permanent establishment or its principal office or lending office in such jurisdiction, (c) being resident or deemed to be resident in such jurisdiction, (d) carrying on business in such jurisdiction, (e) not dealing at arm's length (as defined for the purposes of any taxing statute in the applicable jurisdiction) with the Borrower, or
         (f) being connected with such jurisdiction otherwise than by the mere holding of this Debenture or the receipt of payments under this Debenture;

         "Existing Senior Credit Agreement" means the Second Amended and Restated Credit Agreement made on or as of the date hereof providing for an $80,000,000 revolving credit facility in favour of the Borrower and Maxxcom US by the Existing Senior Lenders, as it may be amended, supplemented or restated from time to time in accordance with the Intercreditor Agreement;

         "Existing Senior Credit Documents" means the Existing Senior Credit Agreement, together with the "Senior Security" as defined in the Intercreditor Agreement, each as amended, restated or replaced from time to time;

         "Existing Senior Credit Facility" means the revolving credit facility made available under the Existing Senior Credit Agreement in the principal amount of $80,000,000, as increased from time to time in accordance with the Intercreditor Agreement;

         "Existing Senior Lenders" means the lenders from time to time party to the Existing Senior Credit Agreement;

         "Expected Earnout Obligations" means, at any time, the aggregate of all Earnout Amounts (other than amounts payable solely in Capital Stock or payable at the option of the Borrower in Capital Stock) which are expected to be payable by the Restricted Parties to any Person or Persons after such time (including, for greater certainty, in connection with any proposed Permitted Acquisition at such time), based on the forecasts provided to the Holders pursuant to Section
         4.3.6 (as such forecasts are revised by the Borrower and approved by the board of directors of the Borrower from time to time);

         "Financial Condition" means, with respect to a Person, its financial condition, Property and business operations;

         "Fincos" means Maxxcom (Nova Scotia) Corp. (a Nova Scotia unlimited liability company) and Maxxcom (USA) Finance Company (a Delaware corporation) and "Finco" means either one of them;

         "Foreign Opcos" means Interfocus Group Limited, Interfocus Direct Limited, Interfocus Network Limited and each other Person in which a controlling interest is directly or indirectly acquired by the Borrower from time to time which is not an Acquireco, a CanSubco, a Finco or an Opco and "Foreign Opco" means any one of them;

         "Foreign Plans" means all pension or similar plans or arrangements of any Foreign Opco;

         "Funding Availability" means, at a particular time in respect of any Permitted Acquisition, the sum of (without duplication):

(a) the maximum additional principal amount which at such time may be borrowed by the Restricted Parties from the Senior Lenders under the terms of the Senior Credit Agreement (in accordance with the maximum availability thereunder and without breaching any covenants thereunder), excluding, however, the amount of any mandatory reductions in the amount of the Senior Credit Facility scheduled to take effect within 6 months of such time;

(b) the cash deposits of the Borrower and all Wholly-Owned Subsidiaries on hand at such time, together with the Borrower's pro rata share (based on its equity interest) of cash deposits of other Restricted Parties on hand at such time which, in the good faith determination of the Borrower, are projected to be distributed to the Borrower or a Wholly-Owned Subsidiary within 6 months of such time; and

(c) 3 times the sum of (i) the Pro Forma Operating Cash Flow of the Borrower on a consolidated basis for the most recently completed period of four fiscal quarters ending on or prior to such time and for which financial statements have been approved by the board of directors of the Borrower, and (ii) the Pro Forma Operating Cash Flow of the target of the Permitted Acquisition for the most recently completed period of four fiscal quarters ending on or prior to such time determined as if the acquisition had occurred on the first day of such period;

         "General Security Agreements" means, collectively, the general security agreements dated the date hereof and entered into by the Borrower and each Guarantor in favour of the Agent, in form and substance satisfactory to the Agent, as amended, restated or replaced from time to time in accordance with the Intercreditor Agreement;

         "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or any successor institute, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, consistently applied;

         "Governmental Authority" means, when used with respect to any Person, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board, instrumentality, court, arbitration board or arbitrator or other law, regulation or rule making entity (including a Minister of the Crown, any central bank, Superintendent of Financial Institutions or other comparable authority or agency) having or purporting to have jurisdiction on behalf of, or pursuant to the laws of, Canada or any country in which such Person is incorporated, continued, amalgamated, merged or otherwise created or established or in which such Person has an undertaking, carries on business or holds property, or any province, territory, state, municipality, district or political subdivision of any such country or of any such province, territory or state of such country;

         "Guarantees" means, collectively, the guarantees dated the date hereof and entered into by each of the Guarantors in favour of the Agent, in form and substance satisfactory to the Agent, whereby such Guarantor guarantees the obligations of the Borrower under this Debenture, as amended, restated or replaced from time to time in accordance with the Intercreditor Agreement;

         "Guarantors" means Maxxcom US, Maxxcom (Nova Scotia) Corp., Maxxcom
         (USA) Finance Company, Maxxcom (USA) Holdings Inc., 1220777 Ontario Limited, News Canada Inc. (subject to the release provisions in Section 3.3), 1385544 Ontario Limited, Maxxcom Interactive Inc., Mackenzie Marketing, Inc., MF + P Acquisition Co., SMI Acquisition Co., Accent Acquisition Co., FMA Acquisition Co., TC Acquisition Inc., ET Acquisition Inc., BZ Acquisition Inc., CDI Acquisition Co., Bratskeir & Company, Inc., CPB Acquisition Inc. and each other Wholly-Owned Subsidiary of the Borrower from time to time and "Guarantor" means any one of them;

         "Hazardous Materials" means any substance that because of its quantity, concentration or physical, chemical or infectious characteristics, either individually or in combination with other substances, is a threat to the environment, human health or other living organisms and, without limiting the generality of the foregoing, shall include any substance whether liquid, solid or gas which is from time to time listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or as a contaminant, pollutant, or waste under any applicable Environmental Laws;

         "Holders" means TD Capital so long as it continues to hold this Debenture or a portion of the principal amount hereof, and any assignee of this Debenture who becomes a holder of this Debenture or a portion of the principal amount hereof in accordance with Section
         7.5 of this Debenture, so long as such assignee continues to hold this Debenture or a portion of the principal amount hereof, and "Holder" means any one of them;

         "Intellectual Property" means all patents, trademarks, service marks, trade names, copyrights, trade secrets and other similar rights and any rights under any contract or Applicable Law, including, without limitation, under the Patent Act (Canada), the Copyright Act (Canada) and the Trade-Mark Act (Canada) and under any equivalent or analogous statutes of the United States of America and any other foreign jurisdiction which provides a right to any Restricted Party in either: (a) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law, or (b) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how;

         "Intercorporate Documents" means the Intercorporate Notes and the Intercorporate Security required to be delivered from time to time pursuant to this Debenture;

         "Intercorporate Notes" means all of the notes evidencing Permitted Intercorporate Debt from time to time, substantially in the form of Schedule A or in such other form as may be approved by the Senior Agent so long as the Intercreditor Agreement remains in effect and, otherwise, by the Agent in its discretion including, without limitation, any combined form of promissory note and security agreement so approved, which shall have attached thereto copies of the funding letters or other documents, if any, evidencing the funding commitment and the amount thereof, and includes all Intercorporate Notes outstanding at the date hereof, the Targetcom Reimbursement & Security Agreement, the Campbell Note and other agreements evidencing obligations owed by a Restricted Party to another Restricted Party in the form approved by the Senior Agent so long as the Intercreditor Agreement remains in effect and, otherwise, by the Agent in its discretion;

         "Intercorporate Security" means a general security agreement, which shall be first ranking where granted by a Restricted Party which is not a Guarantor, substantially in the form of Schedule B (or in such other form as may be approved by the Senior Agent so long as the Intercreditor Agreement remains in effect and, otherwise, by Agent in its discretion or in such other form as may be required to create analogous security interests in any relevant jurisdiction including, without limitation, any combined form of promissory note and security approved by the Senior Agent so long as the Intercreditor Agreement remains in effect and, otherwise, by the Agent) creating security interests in all of the present and future undertaking, property and assets of a Restricted Party (the "grantor") in favour of another Restricted Party (the "grantee") securing amounts owing by the grantor to the grantee pursuant to an Intercorporate Note and in respect of which registrations have been made in all relevant jurisdictions and which has otherwise been perfected under Applicable Law in all relevant jurisdictions, and includes the Campbell Security and the Targetcom Reimbursement & Security Agreement;

         "Intercreditor Agreement" means (a) in relation to the Existing Senior Credit Documents and the transactions contemplated thereby, the Intercreditor Agreement dated on or as of the date hereof between the Senior Agent, the Agent, the Borrower and certain Restricted Parties, as amended, supplemented or restated from time to time, and
         (b) in relation to any other Senior Credit Facility, the intercreditor agreement between the Agent, the Senior Agent and/or any Senior Lenders, the Borrower and any other Restricted Parties entered into pursuant to Section 2.11.2.;

         "Interest Coverage Ratio" means, at any time, the ratio calculated by dividing (a) EBITDA of the Borrower on a consolidated basis for the previous four fiscal quarters ended immediately prior to such time (or, if applicable, the four fiscal quarters ending on the date of calculation) by (b) Total Interest Expense for such period;

         "Interest Payment Date" means the last day of each of March, June, September and December in each year (or, if not a Business Day on the immediately following Business Day), commencing October 1, 2001;

         "Interest Period" means (a) the period commencing on the date of this Debenture and ending on October 1, 2001, and (b) any subsequent period of three months commencing on the first day of April, July, October or January in each year (or, if later, the last day of the preceding Interest Period) and ending on the last day of June, September, December or March, as the case may be or, if not a Business Day on the immediately following Business Day;

         "Investment" means any advance, extension of credit, giving of financial assistance or contribution of capital to any Person or any purchase or other acquisition of the property, Capital Stock, notes, debentures or other securities of, or any equity or ownership interest in, any Person, whether effected in a single transaction or series of transactions but, for greater certainty, is not intended to include trade accounts receivable or similar advances or payments incurred in the ordinary course of business, amounts deposited in bank accounts and instruments of or guaranteed by a bank, trust company or government;

         "Majority Holders" means Holders holding, in the aggregate, a minimum of 60% of the principal amount of the Debenture outstanding from time to time, as such definition may be adjusted from time to time in accordance with Section 7.5.9;

         "Margin" means 8.00% per annum;

         "Maturity Date" means September 30, 2005;

         "Maxxcom US" means Maxxcom Inc., a corporation incorporated under the laws of the State of Delaware, and its successors and assigns;

         "Minority Shareholder" means, at any time, as the context requires:

(a) any Shareholder of a Restricted Party that is an employee, officer, or director of a Restricted Party at such time;

(b) any Shareholder of a Restricted Party who, prior to such time, was an employee, officer, or director of a Restricted Party;

(c) any individual who, at such time, is an employee, officer, or director of a Restricted Party and immediately after such time becomes a Shareholder of a Restricted Party; or

(d) any corporation controlled by such an employee, officer or director of a Restricted Party, a trust established for the benefit of such employee, officer or director or its immediate family and the spouse of such employee, officer or director which holds Capital Stock of a Restricted Party;

         and "Minority Shareholders" means all of them;

         "Net Decrease in Working Capital" has the meaning attributed thereto in the definition of "Average Change in Net Working Capital";

         "Net Increase in Working Capital" has the meaning attributed thereto in the definition of "Average Change in Net Working Capital";

         "Net Working Capital" means, with respect to any Person at any time:

(a) the sum of all current assets (excluding cash but including, for greater certainty, accounts receivable (net of the allowance for doubtful accounts) and prepaid expenses) of such Person at such time, less

(b) the sum of all current liabilities (excluding short term loans and advances, such as operating bank indebtedness, the current portion of long term debt and the current portion of Capital Lease obligations, but including, for greater certainty, other accrued current liabilities, accounts payable, income taxes payable and deferred revenue) of such Person at such time, all as determined in accordance with GAAP;

         "Non-Arm's Length Person" means any director, senior or executive officer, Affiliate or Associate of the Borrower or any Subsidiary or any other Person who does not deal at arm's length with the Borrower or any of its Affiliates within the meaning of such concept as used in the Income Tax Act (Canada);

         "Non-wholly-owned Subsidiary" means any Subsidiary of a Restricted Party which is not a Wholly-Owned Subsidiary and "Non-wholly-owned Subsidiaries" means all of them;

         "Obligations" means all obligations of the Borrower to the Agent and/or the Holders under or in connection with this Debenture and the other Sub Debt Documents (other than the Warrants and Warrant Agreement), including but not limited to all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Agent and/or the Holders or remaining unpaid by the Borrower to the Agent and/or the Holders under or in connection with this Debenture and the other Sub Debt Documents (other than the Warrants and Warrant Agreement), including, without limitation, all losses, costs or expenses suffered or incurred by the Agent and/or the Holders for which the Borrower or a Restricted Party is responsible hereunder and all interest, commissions, legal and other costs, charges and expenses to be paid under or in connection with this Debenture and the other Sub Debt Documents (other than the Warrants and Warrant Agreement);

         "Opcos" means Mackenzie Marketing, Inc. (a Delaware corporation), Colle & McVoy, Inc. (a Minnesota corporation), Margeotes/Fertitta + Partners LLC (a Delaware corporation), Source Marketing LLC (a New York corporation), Accent Marketing Services, L.L.C. (a Delaware corporation), Fletcher Martin Ewing LLC (a Delaware corporation), Targetcom LLC (a Delaware corporation), E-Telligence LLC (a Delaware corporation), Bang!Zoom LLC (a Delaware corporation), Pavlika Chinnici Direct, LLC (a Delaware corporation), Bratskeir & Company, Inc. (a Delaware corporation), e-Source Drive to Web Marketing LLC (a Delaware corporation), Crispin Porter & Bogusky LLC (a Delaware corporation) and each other Person in which a controlling interest is directly or indirectly acquired by Maxxcom US from time to time which is not an Acquireco and "Opco" means any one of them;

         "PBGC" means the Pension Benefit Guaranty Corporation of the United States and any entity succeeding to any or all of its functions under ERISA;

         "Pending Event of Default" means an event which would constitute an Event of Default hereunder, alone or subject to the giving of notice, passing of time, failure to cure or any other condition subsequent;

         "Pending Transactions" means:

(a) the purchase by the Borrower or another Restricted Party of the shares of Ambrose Carr Linton Carroll Inc. from the Minority Shareholders thereof and the issuance of options to acquire up to 20% of the shares of Ambrose Carr Linton Carroll Inc. to the employees thereof; and

(b) the purchase by the Borrower or another Restricted Party of 35% of the shares of 656712 Ontario Limited held by or on behalf of Fraser McCarthy and the subsequent sale of approximately 15% of the shares of 656712 Ontario Limited to or to the order of the President of such company;

in each case as disclosed prior to the date hereof by the Borrower to the Agent;

         "Pension Plan" means:

(a) a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan as defined in Section 4001(a)(3) of ERISA), and to which any Borrower or Restricted Party, or any corporation, trade or business that is, along with any other Person, a member of a Controlled Group, may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA;

(b)               a Canadian Plan; or

(c)               a Foreign Plan;

         "Permits" means licenses, authorizations, consents, certificates, registrations, exemptions, permits and other approvals, each obtained from or required by a Governmental Authority;

         "Permitted Acquisition" means:

(a) the acquisition of all of the Capital Stock of a Person principally and directly engaged in the Business (which, if the person is publicly-traded, is not a hostile acquisition) by any Restricted Party, provided that, in the case of any such acquisition made after the date hereof by a Restricted Party which is not a Wholly-Owned Subsidiary of the Borrower, the Person which is the target of such acquisition becomes a guarantor of any Permitted Intercorporate Debt owing by the acquiror;

(b) the acquisition of a controlling interest in the Capital Stock of a Person principally engaged in the Business (which, if the person is publicly-traded, is not a hostile acquisition) by any Restricted Party;

(c) the acquisition of assets of a business in the Business by a Restricted Party;

(d) the acquisition of Capital Stock of a Restricted Party from a Minority Shareholder by a Restricted Party pursuant to a Pending Transaction or in accordance with Section 4.4.6.3; or

(e) Investments (which, if in the form of the acquisition of Capital Stock, are minority Investments) in Persons made by any Restricted Party which, in the aggregate, do not exceed Cdn. $5,000,000 in any fiscal year of the Borrower;

         which are otherwise made in compliance with the provisions of this Debenture;

         "Permitted Encumbrances" means, with respect to any Person, the following Encumbrances:

(a) liens for taxes, rates, assessments or other levies of Governmental Authorities not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by a Restricted Party and in respect of which such Restricted Party has set aside on its books reserves which, in accordance with GAAP, are adequate therefor;

(b) liens for any judgement rendered or claim filed against a Restricted Party which such Restricted Party is contesting in good faith and in respect of which such Restricted Party has set aside on its books reserves which, in accordance with GAAP, are adequate therefor and to the extent only that any such judgement does not constitute an Event of Default;

(c) undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which none of the Agent have been given notice, or which relate to obligations not due or payable, or, if due, the validity of which is being contested in good faith by appropriate proceedings, provided that such obligations due are not in excess of Cdn. $1,000,000 (or the equivalent thereof in another currency) in the aggregate for all Restricted Parties;

(d) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially impair the use of the affected land for the purpose for which it is used by a Restricted Party;

(e) licenses, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which will not materially impair the use of the affected land for the purpose for which it is used by a Restricted Party;

(f) title defects or irregularities which are of a minor nature and which in the aggregate will not materially impair the use of the affected property for the purpose for which it is used by a Restricted Party, or affect its disposal by the Agent or any agent, trustee, or receiver, appointed by the Agent, or otherwise;

(g) the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by a Restricted Party or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(h) an Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure worker's compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar liens, and public and statutory obligations;

(i) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of a Restricted Party in the ordinary course of its business;

(j) Encumbrances upon property acquired by a Restricted Party, or assumed by a Restricted Party in connection with property acquired by such Restricted Party, provided that (i) any such Encumbrance extends to or covers only the property so acquired, (ii) any such Encumbrance is created or assumed contemporaneously with such acquisition to secure or provide for the payment of all or part of the cost thereof or in connection with the refinancing of an existing Purchase Money Arrangement, and (iii) such Encumbrance does not, at the time of creation or assumption thereof, secure indebtedness in an amount in excess of the fair market value of the property so acquired (the arrangements described above being referred to herein as "Purchase Money Arrangements"), and in connection with Capital Leases, provided however, that all Encumbrances permitted under this subsection (j) of this definition shall at no time secure indebtedness outstanding in excess of Cdn. $10,000,000 in the aggregate;

(k) the Security Documents and the Encumbrances created by the Senior Credit Documents;

(l)               the Intercorporate Security;

(m) Encumbrances ranking pari passu with the Senior Security (as defined in the Intercreditor Agreement) in favour of any Senior Lender or, subject to any consent required under the Senior Credit Documents, Encumbrances ranking pari passu with the Security Documents in favour of any Holder, in each case to secure the obligations of the Borrower or Maxxcom US in connection with interest rate and currency hedging arrangements relating to (i) the Senior Credit Facility, to the extent only that the aggregate notional amounts of all such interest rate and currency hedging arrangements do not at any time exceed the maximum aggregate principal amount of the Senior Credit Facility at such time, and (ii) this Debenture, to the extent only that the aggregate notional amounts of all such interest rate and currency hedging agreements at any time do not exceed the principal amount of this Debenture at such time;

(n)               Repurchase Encumbrances;

(o)               Refinanced Intercorporate Encumbrances;

(p)               the Encumbrances described in Schedule C; and

(q)               other Encumbrances consented to in writing by the Agent;

         "Permitted Indebtedness" means at any time (and without duplication) the following Debt:

(a)               the Obligations;

(b) all debts, liabilities and obligations of any Restricted Party under any Sub Debt Document to which it is party;

(c) all debts, liabilities and obligations of any Restricted Party under the Existing Senior Credit Agreement, provided the aggregate maximum principal amount thereof (together with the maximum principal amount of the indebtedness described in clause (l) below) does not exceed Cdn. $120,000,000 or the equivalent in other currencies, or under any other Senior Credit Agreement which is a replacement therefor provided that (i) the aggregate maximum principal amount thereof (together with the maximum principal amount of the indebtedness described in clause (l) below) does not exceed Cdn. $120,000,000 or the equivalent in other currencies, (ii) the maturity date thereof is not earlier than the maturity date under the Existing Senior Credit Agreement, (iii) such agreement does not restrict any scheduled payment of interest or scheduled repayment of principal of the Obligations (other than during the continuance of a default thereunder), and (iv) the interest rate thereon does not exceed a reasonable commercial rate for comparable senior credit facilities;

(d) debts, liabilities and obligations secured by Permitted Encumbrances (other than the indebtedness referred to in clause (l) below);

(e)               Permitted Subordinated Debt;

(f)               Permitted Intercorporate Debt;

(g)               Subordinated Shareholder Debt;

(h)               Refinanced Intercorporate Debt;

(i)               Unsecured Repurchase Indebtedness;

(j)               Deferred Purchase Price Obligations;

(k) the indebtedness evidenced by a promissory note dated 14 March 1997 in the principal amount of Cdn. $500,000 made by 1220777 Ontario Limited to News Group Limited;

(l) the indebtedness of Accent Marketing Services, L.L.C. under its term and revolving credit facilities (excluding for greater certainty, any indebtedness in respect of its Capital Leases and Purchase Money Arrangements (which, for greater certainty, are subject to paragraph (j) of the definition of Permitted Encumbrances)), as amended, restated or refinanced from time to time; and

(m) such other Debt as may be consented to in writing from time to time by the Agent;

         "Permitted Intercorporate Debt" means:

(a) in the case of any CanSubCo, indebtedness owed to the Borrower;

(b) in the case of any Acquireco, indebtedness owed to the Borrower, to Maxxcom US, or to Maxxcom (USA) Holdings Inc.;

(c) in the case of any Opco, indebtedness owed to the Borrower, to Maxxcom US, to Maxxcom (USA) Holdings Inc. or to the Acquireco which is its majority Shareholder;

(d) in the case of any Foreign Opco, indebtedness owed to the Borrower or to Maxxcom US or to any direct or indirect parent of the Foreign Opco which is a Guarantor or has granted Intercorporate Security;

(e)               amounts owing by Maxxcom (USA) Holdings Inc. to Maxxcom
                  (USA) Finance Company, to Maxxcom US or to the Borrower;

(f) amounts owing by Maxxcom (USA) Finance Company to Maxxcom (Nova Scotia) Corp., to Maxxcom US, or the Borrower;

(g) amounts owing by Maxxcom (Nova Scotia) Corp. to the Borrower;

(h)               amounts owing by Maxxcom US to Maxxcom (Nova Scotia) Corp.
                  or to the Borrower;

(i)               the Campbell Note evidencing debt not in excess of Cdn.
                  $100,000;

(j)               the Targetcom Reimbursement & Security Agreement; and

(k) the loan in the amount of Cdn. $75,000 from the Borrower to 656712 Ontario Limited;

         if and to the extent that, in the case of any such indebtedness owed by or to a Restricted Party which is not a Wholly-Owned Subsidiary of the Borrower (other than in the case of 656712 Ontario Limited), such indebtedness is evidenced by an Intercorporate Note and secured by Intercorporate Security (or a combined form of intercorporate note and security satisfactory to the Senior Agent so long as the Intercreditor Agreement remains in effect and, otherwise, to the Agent) all of which has been assigned (on a basis subordinated to the Senior Lenders) to the Agent;

         "Permitted Minority Shareholder Loans" means:

(a) all indebtedness owing by a Minority Shareholder to a Restricted Party existing as at 31 May 2001 as set out in Schedule C to the Subscription Agreement;

(b) all indebtedness incurred after 31 May 2001 which is owed by a Minority Shareholder to a Restricted Party which is incurred by the Minority Shareholder in connection with its acquisition of Capital Stock of a Restricted Party, if:

(i) all such indebtedness is evidenced by a promissory note in form and substance satisfactory to the Senior Agent so long as the Intercreditor Agreement remains in effect and, otherwise, to the Agent, acting reasonably;

(ii) all such indebtedness is secured by a first pledge of and a security interest in the Capital Stock so acquired in form and substance satisfactory to the Agent, acting reasonably, provided that if such indebtedness is incurred from more than one Restricted Party the ordering of their respective pledges and security interests may rank consecutively, provided that there are no prior or intervening pledges or other interests in favour of any party which is not one of such Restricted Parties; and

(iii) all such notes and security, to the extent assigned to the Senior Agent as security under the Senior Credit Documents, are assigned as security to the Agent (on a basis subordinated to the Senior Lenders); and

(c) a loan by a Restricted Party to an employee of a Restricted Party or a Minority Shareholder for relocation expenses or housing costs in connection with the employment of such individual, provided however, that the aggregate of all such loans made to all such individuals may not exceed Cdn. $2,000,000 or the equivalent thereof in other currencies at any time;

         "Permitted Payments" means:

(a) the payment of management fees, dividends and other distributions in compliance with any applicable Restricted Party Shareholder Agreement by: (i) any Opco to the Acquireco which is its Shareholder; (ii) any Opco which does not have an Acquireco as its majority Shareholder, to Maxxcom (USA) Holdings Inc. or to Maxxcom US; (iii) any CanSubCo to the Restricted Party which is its majority Shareholder or to the Borrower; (iv) Maxxcom US to the Borrower or to Maxxcom (Nova Scotia) Corp.; (v) either Finco to the Restricted Party which is its Shareholder (or, as applicable, other holder of its ownership interests) or to the Borrower, (vi) Maxxcom (Nova Scotia) Corp. to the Borrower, (viii) any Acquireco to the Restricted Party which is its Shareholder or to the Borrower and (ix) any Foreign Opco to the Borrower or to the Restricted Party which is its shareholder;

(b) the payment by the Borrower to MDC Corporation of fees in relation to provision of administrative services and benefits by MDC Corporation to the Borrower not in excess, in the aggregate, of Cdn. $120,000 in any fiscal year of the Borrower at any time when there has not occurred an Event of Default or a Pending Event of Default which is continuing;

(c) the payment by the Borrower to Nadal Financial Corporation or any Affiliate thereof of fees pursuant to a management services agreement in relation to provisions of certain financial advisory services by Nadal Financial Corporation to the Borrower not in excess, in the aggregate, of Cdn. $300,000 in any fiscal year of the Borrower and the reimbursement of reasonable expenses incurred by Nadal Financial Corporation or any Affiliate thereof incurred in relation thereto at any time when there has not occurred an Event of Default or a Pending Event of Default which is continuing;

(d)               the payment by the Borrower of fees to MDC Corporation Inc.
                  not in excess of: (i) for fiscal year 2001, the greater of Cdn. $60,000 and any amounts paid to MDC Corporation Inc. during such fiscal year prior to the date hereof; and (ii) for any other fiscal year, Cdn. $60,000; in consideration of services provided by MDC Corporation Inc. to the Borrower as needed in connection with mergers and acquisitions advisory and other services which are provided on arm's length commercial terms and are approved by the corporate governance committee of the Borrower at any time when there has not occurred an Event of Default or a Pending Event of Default which is continuing;

(e) the payment of any Earnout Payment or other payment on account of Deferred Purchase Price Obligations at any time, other than any such payment made in cash when there has occurred an Event of Default or a Pending Event of Default which is continuing;

(f) payments made by the Borrower or another Restricted Party to Amadeus Capital Corporation to reimburse it for amounts paid by Amadeus Capital Corporation to its employee (and to arm's length third parties respecting his employment) currently acting in the role of New York based Senior Vice President, Corporate Development, for the Borrower;

(g) any payment to a Minority Shareholder of a Restricted Party by way of bonus, overhead recovery, fees and/or dividends under and in accordance with the applicable Restricted Party Shareholder Agreement;

(h) payments in respect of the Obligations and the Senior Credit Facility and, prior to the occurrence of an Event of Default or a Pending Event of Default which is continuing, payments in respect of other Permitted Indebtedness in accordance with the terms of the agreements or documents creating or evidencing same;

(i) any payment on account of a Permitted Acquisition at any time when there has not occurred an Event of Default or a Pending Event of Default which is continuing;

(j) operating expenses and trade payables in the ordinary course of business; and

(k)               capital expenditures permitted hereunder; and

(l) scheduled payments of interest on Permitted Subordinated Debt, provided the portion of the interest payable thereon in cash does not exceed 8.0% per annum and provided no such interest will be payable if any Pending Event of Default or Event of Default has occurred and is continuing or would occur as a result of the payment thereof (and subject to such other limitations as maybe specified in the agreements referred to in clause (d) of the definition of "Permitted Subordinated Debt");

         "Permitted Subordinated Debt" means indebtedness for borrowed money of the Borrower to any Person (which, for greater certainty, may include a Holder not acting in its capacity as such), provided that:

(a) no Encumbrance has been granted by any Restricted Party to secure repayment of all or any portion of such indebtedness;

(b) the incurrence of such indebtedness does not result in a default under or breach of any of the Credit Documents and such indebtedness is incurred on terms that are not more favourable to the lender thereof than the terms of the Sub Debt Documents (as determined by the Majority Holders);

(c) the scheduled repayment of any portion of the principal amount of such indebtedness does not occur prior to the date which is six months after the Maturity Date (existing at the time of incurrence of such indebtedness); and

(d) such indebtedness is the subject of agreements satisfactory to the Majority Holders, acting reasonably, concerning its priority of repayment and related matters, such agreements to be executed and delivered by and between the Agent and the Person who is the lender of any such indebtedness, prior to or concurrently with the creation of such indebtedness;

         "Person" or "person" means any individual, corporation, company, limited liability company, partnership, unincorporated association, trust, joint venture, estate or other judicial entity or any Governmental Authority;

         "PIK Interest" has the meaning set forth in section 2.1.3;

         "Plan" means any Pension Plan or Welfare Plan;

         "Pledge Agreements" means, collectively, the pledge agreements dated the date hereof and entered into by the Borrower and each of the Guarantors in favour of the Agent, in form and substance satisfactory to the Agent, whereby each such party pledges to the Agent, as security for the Obligations, its interest in the shares of the Subsidiaries held by it, as amended, restated or replaced from time to time in accordance with the Intercreditor Agreement;

         "Pro Forma Operating Cash Flow" means, with respect to any period and any Person, EBITDA for such Person for such period, plus in respect of such Person:

(a) the absolute value of any Net Decrease in Net Working Capital from the beginning of such period to the end of such period,

         less the aggregate of:

(b) capital expenditures (as defined in accordance with GAAP) paid for during such period (provided that, for greater certainty, in the case of a Capital Lease or Purchase Money Arrangement, the amount deducted hereunder shall be the principal portion of any payment made under such Capital Lease or Purchase Money Arrangement in such period, and provided further that payments made in respect of any equipment acquisitions by Accent Marketing Services, L.L.C. financed under the credit facilities referred to in clause
                  (l) of Permitted Indebtedness shall be excluded hereunder);

(c) the absolute value of any Net Increase in Net Working Capital from the beginning of such period to the end of such period; and

(d)               Taxes and interest paid in cash during such period.

         For greater certainty, where such Person has made a Permitted Acquisition, or disposed of a Subsidiary or any assets representing a business as a going concern, at any time during such period, when calculating the pro forma effect of such Permitted Acquisition or disposition for such period in accordance with the definition of EBITDA, (i) such calculation shall also include items (a) through (d) above on a pro forma basis as though the acquisition or disposition, as the case may be, had been completed on the first day of such period, and (ii) in order to avoid duplication, no deduction under
         (d) above shall be made for interest actually paid by the target of any such Permitted Acquisition or, in the case of an asset purchase, the previous owner of the assets acquired pursuant to any such Permitted Acquisition during such period;

         "Property" means, with respect to any Person, all of its undertaking, property and assets;

         "Purchase Money Arrangements" has the meaning attributed thereto in clause (j) of the definition of "Permitted Encumbrances";

         "Qualifying Shareholder Arrangement" means, with respect to any Restricted Party (the "Controlled Restricted Party"), a Restricted Party Shareholder Agreement in respect of such Controlled Restricted Party which provides that:

(a) no consent is required from the Controlled Restricted Party, the Minority Shareholders thereof or any other Person to a pledge of the shares of the Controlled Restricted Party owned by a Restricted Party (the "Pledged Shares") to the Agent, provided the Agent may be required to acknowledge at the time of the pledge that certain conditions as described in (b) below must be satisfied prior to a transfer of beneficial ownership of the Pledged Shares upon a realization on the pledge;

(b) no consent is required from the Controlled Restricted Party, the Minority Shareholders thereof or any other Person to any transfer, upon a realization on the pledge, pursuant to which the Agent, the Holders or any third party or parties become the absolute owner of the Pledged Shares, provided that:

(i) such transferee may be required to be bound by the terms of the Restricted Party Shareholder Agreement and Restricted Party Purchase Agreement (on terms no more adverse to the transferee than those contained in Section 10.1(b)(2) of the Limited Liability Company Agreement relating to Crispin Porter & Bogusky, LLC); and

(ii) a right of first refusal on customary terms in favour of the Minority Shareholders of the Controlled Restricted Party may be required to be complied with;

(c) no consent is required from the Controlled Restricted Party, the Minority Shareholders thereof or any other Person for the sale of the shares of the Controlled Restricted Party owned by a Restricted Party (an "Owning Restricted Party") or, alternatively, for the sale of the shares of any Owning Restricted Party and any other Restricted Party that directly or indirectly controls the Owning Restricted Party, provided that a right of first refusal on customary terms in favour of the Minority Shareholders of the Controlled Restricted Party may be required to be complied with;

(d) a Restricted Party has rights to purchase the shares of the Controlled Restricted Party owned by any Minority Shareholder in the event of the termination of the employment of the Minority Shareholder; and

(e) where management of such Controlled Restricted Party reports directly to senior management of the Borrower (and not to senior management of another Opco, CanSubco or Foreign Opco, as the case may be), the chief executive officer of such Controlled Restricted Party may only exercise any put rights available to him or her (other than upon involuntary termination of employment) in respect of the Capital Stock of such Controlled Restricted Party after presentation to the Borrower of an acceptable transition plan;

         unless otherwise approved by the Agent;

         "Quarterly Reporting Certificate" means a certificate in the form of Schedule D;

         "Rateable Portion" means, at a particular time, in respect of each Holder the proportion that the principal amount of the Debenture then owing to such Holder bears to the aggregate principal amount of the Debenture then outstanding;

         "Refinanced Intercorporate Debt" means indebtedness incurred by a Restricted Party to replace its Permitted Intercorporate Debt in circumstances where a demand or default has occurred in relation to such Permitted Intercorporate Debt solely as a result of the occurrence of an Event of Default under the Senior Credit Agreement or hereunder and which does not exceed the amount of credit made available under the funding letters or other documents referred to in, and attached to, the Intercorporate Note evidencing the Permitted Intercorporate Debt so replaced, or if there are no such funding letters or other documents, the amount of the Permitted Intercorporate Debt so replaced;

         "Refinanced Intercorporate Encumbrances" means Encumbrances granted to secure payment and performance of Refinanced Intercorporate Debt;

         "Release" means any release, spill, discharge, leak, emission, escape, injection, dumping, pumping, disposing or spreading in any manner whatsoever of any Hazardous Material and includes, without limitation, any "release" or "discharge" defined by any Environmental Law;

         "Repurchase Encumbrance" means an Encumbrance over the Capital Stock of, as applicable, Allard Johnson Communications Inc., Ambrose Carr Linton Carroll Inc., Bryan Mills Group Ltd., Cormark MacPhee Communication Solutions (Canada) Inc., Integrated Healthcare Communications, Inc., Northstar Research Partners Inc. and Veritas Communications Inc. which is acquired by the Borrower from a Minority Shareholder pursuant to an applicable Restricted Party Shareholder Agreement and which secures only the unpaid purchase price of such acquired Capital Stock;

         "Restricted Parties" means, collectively, the Borrower, Maxxcom US, the Fincos, the CanSubCos, Maxxcom (USA) Holdings Inc., the Acquirecos, the Opcos and the Foreign Opcos and, for greater certainty, excludes all Unrestricted Parties and "Restricted Party" means any one of them;

         "Restricted Party Purchase Agreements" means each of the purchase or similar agreements described in Schedule G together with all purchase or similar agreements in relation to persons that become Restricted Parties after the date of this Debenture and "Restricted Party Purchase Agreement" means any one of them, in each case as amended, restated or replaced from time to time;

         "Restricted Party Shareholder Agreements" means each of the shareholder, operating, membership, limited liability or other similar agreements described in Schedule E together with all shareholder, operating, membership, limited liability or other similar agreements between the Shareholders of all persons that become Restricted Parties after the date of this Debenture, in each case, as amended, restated or replaced from time to time, and "Restricted Party Shareholder Agreement" means any one of them;

         "Restricted Party Supplemental Agreement" means an agreement, substantially in the same form provided to the Existing Senior Lenders prior to the date hereof with such changes as are satisfactory to the Agent, acting reasonably, by which, inter alia, certain Restricted Parties from time to time acknowledge this Debenture and the other Sub Debt Documents, in each case as amended, restated or replaced from time to time in accordance with the Intercreditor Agreement, and "Restricted Party Supplemental Agreements" means all of them;

         "Security Documents" means, collectively, the General Security Agreements, the Guarantees, the Pledge Agreements, the Consents to Pledge, the Restricted Party Supplemental Agreements, the Acquisition Security (as and when applicable), and any other guarantees and security documents granted or delivered by or on behalf of any Restricted Party from time to time to the Agent securing or intended to secure (whether directly or indirectly) repayment of the Obligations, including without limitation the Security Documents described in Sections 3.1 and 3.2;

         "Senior Agent" means The Bank of Nova Scotia in its capacity as administrative agent under the Existing Senior Credit Agreement, and any successor in such capacity under the Existing Senior Credit Agreement or any agent or replacement agent under any other Senior Credit Agreement;

         "Senior Credit Agreement" means the Existing Senior Credit Agreement or any replacement credit agreement providing for senior credit facilities in favour of the Borrower and/or Maxxcom U.S. by Senior Lenders, in each case as amended, supplemented, restated or replaced from time to time in accordance with this Debenture;

         "Senior Credit Documents" means the guarantees, security documents, consents to pledge, intercreditor agreement and other agreements, instruments and documents from time to time delivered to the Senior Lenders or the Senior Agent or entered into by the Senior Agent and the Senior Lenders in connection with any Senior Credit Agreement;

         "Senior Credit Facility" means the Existing Senior Credit Facility and any other credit facilities made available under a Senior Credit Agreement;

         "Senior Debt" means, at any time, the aggregate (without duplication) of all amounts outstanding under the Senior Credit Facility and all other indebtedness for borrowed money of the Borrower on a consolidated basis, ranking, or capable of ranking, senior to or pari passu with indebtedness under the Senior Credit Facility at such time including, for greater certainty, (a) any such amounts owing by Subsidiaries of the Borrower which are Guarantors, and (b) all indebtedness for borrowed money of Subsidiaries of the Borrower which are not Guarantors, which in each case are reflected in the Borrower's consolidated financial statements;

         "Senior Debt Ratio" means, at any time, the ratio of (a) Senior Debt at such time; to (b) EBITDA of the Borrower of a consolidated basis for the previous four fiscal quarters ended immediately prior to such time (or, if applicable, the four fiscal quarters ending on the date of calculation);

         "Senior Lenders" means the financial institutions and commercial lenders which are the providers of loans under any Senior Credit Facility from time to time, including, without limitation, the Lenders as defined in the Existing Senior Credit Agreement, together with the Senior Agent;

         "Shareholder" means the holder or owner of any Capital Stock;

         "Solvent" means, in respect of any American Entity at any time of determination specified herein, that (i) such American Entity will not have an unreasonably small capital base, (ii) such American Entity's assets will exceed its liabilities, (iii) such American Entity will be solvent, will be able to pay its liabilities as they mature, and (iv) both the fair value and fair saleable value of the assets of such American Entity exceeds the liabilities, respectively, of such American Entity;

         "Sub Debt Documents" means collectively the Subscription Agreement, this Debenture, the Warrant Agreement, the Security Documents and the Intercreditor Agreement and any other agreements, instruments and documents delivered to the Agent or entered into by the Agent from time to time (both before and after the date hereof) in connection with such documents, in each case as amended, restated or replaced from time to time;

         "Subordinated Shareholder Debt" means all unsecured loans which are made by a Minority Shareholder to a Restricted Party to finance the working capital requirements of such Restricted Party, which are evidenced by a Subordinated Shareholder Note and which are subordinated and postponed in all respects to the Obligations and the obligations under the Senior Credit Facility on terms and conditions satisfactory to the Senior Agent and the Agent, as applicable;

         "Subordinated Shareholder Note" means a promissory note made by a Restricted Party to a Minority Shareholder, containing subordination provisions acceptable to the Senior Agent and to the Agent (including, without limitation of the foregoing, permitted reliance thereon by the Senior Agent and the Agent) and otherwise in form and substance satisfactory to the Senior Agent and to the Agent and acknowledged by the Minority Shareholder in whose favour such promissory note is made and "Subordinated Shareholder Notes" means all of them;

         "Subscription Agreement" means the subscription agreements dated on or as of the date hereof between the Borrower and TD Capital, a division of The Toronto-Dominion Bank, pursuant to which TD Capital subscribed for this Debenture and the Warrants;

         "Subsidiary" of any specified Person means any corporation, association, partnership, limited liability company or other Person which is a business entity of which more than 50% of the total voting Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar managing body thereof is at the time owned or controlled, directly or indirectly, by such specified Person and, in the case of the Borrower, shall be deemed to include Crispin Porter & Bogusky LLC so long as the Borrower directly or indirectly maintains at least a 49% equity interest therein;

         "Targetcom Reimbursement & Security Agreement" means the agreement in the form provided to the Agent evidencing the obligations of Targetcom LLC to Maxxcom US in connection with a letter of credit in the face amount of U.S. $278,857.80 issued for the account of Maxxcom US to 444 North Michigan Ave., LLC;

         "Taxes" means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the date of this Debenture or at any time in the future, and "Tax" shall have a corresponding meaning;

         "TD Capital" means TD Capital, a division of The Toronto-Dominion Bank, and its successors and assigns;

         "Total Debt" means, at any time, the aggregate (without duplication) of all Debt of the Borrower on a consolidated basis at such time, which, for greater certainty, includes all Debt of Subsidiaries of the Borrower which are reflected in the Borrower's consolidated financial statements;

         "Total Debt Ratio" means, at any time, the ratio of (a) Total Debt at such time; to (b) EBITDA of the Borrower on a consolidated basis for the previous four fiscal quarters ended immediately prior to such time (or, if applicable, for the four fiscal quarters ending on the date of calculation);

         "Total Interest Expense" means, in respect of the Borrower on a consolidated basis for any period, the aggregate amount (without duplication) of:

(a) interest required to be paid in respect of Total Debt in such period after taking into account all interest rate and currency exchange agreements to which the Borrower or Maxxcom US is a party (but, for greater certainty, excluding any gains or losses on the unwinding of such agreements);

(b) all but the principal component of payments required to be made in respect of obligations under Capital Leases and Purchase Money Arrangements of the Restricted Parties in such period; and

(c) any other financing costs paid in cash by the Restricted Parties in such period (other than up-front financing fees),

         calculated on a consolidated basis for the Borrower and the other Restricted Parties and, for greater certainty, Total Interest Expense as at the last day of a fiscal quarter means the Total Interest Expense determined at such time for the four fiscal quarters ending on such day; provided that, for purposes of calculating Total Interest Expense for any period:

(d) during which a Permitted Acquisition has been completed, the Total Interest Expense during such period shall be calculated on a pro forma basis for such period, assuming the incurrence or assumption of any Debt in connection therewith had occurred on the first day of such period (and disregarding any Debt associated with the target of the Permitted Acquisition existing prior to completion thereof if the same is not outstanding after completion thereof);

(e) during which a disposition of a Subsidiary or any assets representing a business as a going concern has been completed, the Total Interest Expense during such period shall be calculated on a pro forma basis for such period, assuming the repayment or release of any Debt in connection therewith had occurred on the first day of such period;

         "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a single employer plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such plan using customary actuarial assumptions for single employer plan terminations;

         "Unrestricted Parties" means each of Strategies International America Inc. (a Delaware corporation), Studiotype Inc. (an Ontario corporation), Campbell & Partners Communications Inc. (an Ontario corporation), Studio Pica Inc. (an Ontario corporation), Sable Advertising Systems, Inc. (a Minnesota corporation), Northstar Research Partners U.S.A. Inc. (a Delaware corporation) and Northstar Research Limited (a UK company), for so long as such entity is not a Wholly-Owned Subsidiary of the Borrower and each other Person which, from time to time, in compliance with this Debenture, is or becomes a Non-wholly-owned Subsidiary of a Restricted Party which itself is not directly or indirectly wholly-owned by the Borrower for so long as such Person is not a Wholly-Owned Subsidiary of the Borrower (provided that, for greater certainty, the foregoing shall not include a Foreign Opco) and "Unrestricted Party" means any one of them;

         "Unsecured Repurchase Indebtedness" means the unsecured indebtedness incurred by a Restricted Party in respect of, as applicable, Accumark Promotions Group Inc., Colle & McVoy, Inc. and 656712 Ontario Limited to a Minority Shareholder of such Restricted Party in connection with the repurchase by the applicable Restricted Party of the Capital Stock of such Minority Shareholder;

         "U.S. Dollars" and "U.S. $" mean lawful money of the United States of America;

         "Warrants" means the warrants to purchase common shares of the Borrower issued pursuant to the Warrant Agreement;

         "Warrant Agreement" means the warrant agreement dated on or as of the date hereof between the Borrower and the Agent pursuant to which the Borrower issued the Warrants to the Agent, as amended, restated or replaced from time to time;

         "Welfare Plan" means a "welfare plan", as such term is defined in
         Section 3(1) of ERISA; and any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to the employees resident in Canada of any Restricted Party; and

         "Wholly-Owned Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned by such Person, or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

1.2.              Invalidity, etc.

                  Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.3.              Headings, etc.

                  The division of this Debenture into articles, sections and clauses, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4.              Governing Law

                  This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.5.              Attornment

                  The parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for all matters arising out of or in connection with this Debenture.

1.6.              Currency

                  All monetary amounts in this Debenture are stated in and will be paid in Canadian dollars, unless otherwise indicated.

1.7.              References to Statutes, Agreements, etc.

                  Each reference in this Debenture to any act, code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian, United States or other foreign jurisdiction (including any political subdivision thereof) shall be construed so as to include such act, code, statute, regulation, official interpretation, directive or enactment and each amendment, re-enactment, reissuance or replacement thereof made at or before the time in question. Each reference in this Debenture to any agreement or instrument shall be construed so as to include such agreement or instrument as amended, supplemented, restated or replaced from time to time.

1.8.              This Agreement to Govern

                  If there is any inconsistency between the terms of this Debenture and the terms of any Security Document, the provisions hereof shall prevail to the extent of the inconsistency.

1.9.              Actions on Days Other Than Business Days

                  Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Debenture shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.

1.10.             Interest Act

                  For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Debenture or any Security Document is to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

1.11.             Schedules, etc.

                  The following are the schedules attached to this Debenture:

                  Schedule A        -   Form Of Intercorporate Note
                  Schedule B        -   Form Of Intercorporate General Security
                                        Agreement
                  Schedule C        -   Permitted Encumbrances
                  Schedule D        -   Form Of Quarterly Reporting Certificate
                  Schedule E        -   Restricted Party Shareholder Agreements
                  Schedule F        -   Deferred Purchase Price Obligations
                  Schedule G        -   Restricted Party Purchase Agreements
                  Schedule H        -   Certain Permitted Acquisitions Since 31
                                        March 2001
                  Schedule I        -   Non-Arm's Length Arrangements


                                  ARTICLE 2.
                                   PAYMENTS

2.1.              Interest

         2.1.1. Interest shall accrue from the date hereof on the outstanding principal amount of this Debenture for each Interest Period at a rate equal to the BA Rate applicable for such Interest Period plus the Margin. Such interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 days and shall be compounded and payable to each of the Holders in Canadian dollars in arrears on each Interest Payment Date in accordance with Section 2.5.

         2.1.2. The Agent shall, on or about the first day of each Interest Period (or if such day is not a Business Day, the following Business
         Day), notify the Borrower of the applicable BA Rate for such Interest Period. The applicable BA Rate so notified by the Agent to the Borrower for any Interest Period shall be binding and conclusive for all purposes, absent manifest error.

         2.1.3. By notice in writing delivered by the Borrower to the Agent no later than 15 days prior to any Interest Payment Date which occurs prior to the third anniversary of this Debenture, and provided no Event of Default or Pending Event of Default has occurred and is continuing, the Borrower may elect to defer payment of the interest otherwise due and payable on the Interest Payment Date at the end of such Interest Period, in which event (i) interest on the outstanding principal amount of this Debenture shall accrue and be deemed to have accrued during such Interest Period at a rate equal to the applicable BA Rate plus the Margin plus an additional 2.00% per annum and (ii) all such accrued and unpaid interest ("PIK Interest") shall be added to the principal amount of this Debenture on the Interest Payment Date at the end of such Interest Period.

2.2.              Repayment of the Debenture

                  Subject to the terms and conditions of this Debenture, the Borrower shall not be required to make payments of principal on this Debenture until the Maturity Date. On the Maturity Date, the principal amount of this Debenture then outstanding, together with all accrued and unpaid interest and other amounts payable under this Debenture, shall be due and payable in full.

2.3.              Optional Prepayment

                  The Borrower may at its option prepay this Debenture, in whole or in part, on any Interest Payment Date provided that:

(a) if the date of prepayment is prior to the first anniversary of this Debenture, such prepayment shall be subject to a prepayment fee equal to 5.00% of the amount prepaid;

(b) if the date of prepayment is a date which is on or after the first anniversary of this Debenture and prior to the second anniversary of this Debenture, any such prepayment shall be subject to a prepayment fee equal to 2.50% of the amount prepaid;

(c) such prepayment is in the minimum amount of Cdn. $5,000,000 and an integral multiple of Cdn. $1,000,000 thereafter;

(d) any such prepayment shall only be made on a Business Day and shall only be effected on at least five (5) Business Days' notice in writing to the Agent which notice, once given, shall be irrevocable and binding upon the Borrower; and

(e) any such prepayment shall occur after the payment on such Interest Payment Date of all interest accrued to such date (other than PIK Interest which has previously been capitalized pursuant to Section 2.1.3) as well as other amounts due and payable on such date.

2.4.              Application of Prepayments and Repayments

                  Any amounts prepaid or repaid shall not be reborrowed. All amounts prepaid or repaid shall be applied firstly in reduction of the accrued and unpaid interest then outstanding and thereafter in reduction of the principal amount of this Debenture being prepaid or repaid.

2.5.              Payments Generally

                  All payments made pursuant to this Debenture (in respect of principal, interest or otherwise) shall be made by the Borrower to the Agent by way of deposit by or on behalf of the Borrower to the account specified therefor by the Agent at the Branch of Account (or, upon notice by the Agent, to each Holder directly at such accounts as may from time to time be specified by such Holder to the Borrower) no later than 2:00 p.m. (Toronto time) on the due date thereof. Any payments received after such time shall be considered for all purposes as having been made on the next following Business Day unless the Agent (or the affected Holder, as the case may be) otherwise agrees in writing.

2.6.              Payments - No Deduction

                  All payments made in respect of this Debenture (in respect of principal, interest or otherwise) shall be made in full without set-off or counterclaim, and free of and without deduction or withholding for any present or future Taxes, other than Excluded Taxes, provided that if the Borrower shall be required by law to deduct or withhold any Taxes, other than Excluded Taxes, from or in respect of any payment or sum payable to the Agent, the payment or sum payable shall be increased as may be necessary so that after making all required deductions or withholdings, the Agent receives an amount equal to the sum it would have received if no deduction or withholding had been made and the Borrower shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law.

                  If the Agent or a particular Holder becomes liable for any Tax, other than Excluded Taxes, in the jurisdiction in which the Borrower is located as a result of a payment being made without the required Tax, other than Excluded Taxes, in that jurisdiction having been deducted or withheld, the Borrower shall indemnify the Agent or the particular Holder, as the case may be, for such Tax and any interest and penalties thereon, and the indemnity payment shall be increased as necessary so that after the imposition of any such Tax in that jurisdiction on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), the Agent or the particular Holder, as the case may be, shall receive the full amount of such Taxes, interest and penalties for which it is liable in that jurisdiction.

                  Notwithstanding the foregoing, the preceding two paragraphs of this Section 2.6 shall not apply in respect of any payment made under this Debenture to the Agent or any Holder who could lawfully avoid (but has not so avoided) any deduction or withholding for any present or future Taxes by complying with any reasonable statutory or income tax treaty procedure or by making a declaration of non-residence or other similar claim for exemption to any relevant tax authority. Further, the preceding two paragraphs of this
Section 2.6 shall not apply in respect of the amount by which any deduction or withholding for any present or future Taxes in respect of any payment under this Debenture to the Agent or any Holder could have been reduced by the Agent or that Holder complying with any reasonable statutory or income tax treaty procedure.

                  If, following the imposition of any Taxes on any payment by the Borrower to any Holder or to the Agent in respect of which the Borrower has paid an additional amount pursuant to this Section 2.6, any Holder or the Agent because of those Taxes paid receives or is granted a refund of, credit against or remission for or deduction, or reduction of, any Taxes paid by it (any of the foregoing being a "saving"), such Holder or the Agent, as the case may be, will, to the extent that it can do so without prejudice to its ability to retain the amount of any saving, reimburse the Borrower in an amount equal to the lesser of the relevant saving and the additional amount paid by the Borrower pursuant to this Section 2.6 in respect of the Taxes in respect of which the relevant saving was obtained. Any reimbursement will be made reasonably promptly after receipt of such saving by any Holder or the Agent.

                  Nothing herein contained shall interfere with the right of any Holder or the Agent to arrange its affairs in whatever manner it thinks fit and, in particular, no Holder nor the Agent shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

2.7.              Payment of Costs and Expenses

                  The Borrower shall pay to the Agent on demand all reasonable costs and expenses of the Agent, the Holders and their agents and any receiver or receiver-manager appointed by any of them or by a court in connection with this Debenture, including, without limitation:

         2.7.1. the preparation of this Debenture or any of the Sub Debt Documents to the date hereof, to the maximum amount agreed upon between the Borrower and the Agent;

         2.7.2. any actual or proposed amendment or modification hereof or the Sub Debt Documents or any waiver hereunder or thereunder and all instruments supplemental or ancillary thereto;

         2.7.3. any investigation, review or due diligence of the Borrower, the Restricted Parties or any of their Subsidiaries or Affiliates, their business, operations, Property or Financial Condition at any time;

         2.7.4. obtaining advice as to the Agent's or the Holder's rights and responsibilities under this Debenture or the Sub Debt Documents; and

         2.7.5. the defence, establishment, protection or enforcement of any of the rights or remedies of the Agent or the Holders under this Debenture or any of the Sub Debt Documents including, without limitation, all costs and expenses of establishing the validity and enforceability of, or of collection of amounts owing under, any of the Security Documents or any enforcement of the Security Documents;

including, without limitation, all of the reasonable fees, expenses and disbursements of legal counsel to the Agent and the Holders incurred in connection therewith.

2.8.              Indemnities

         2.8.1. The Borrower shall indemnify and save harmless the Agent and the Holders from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the reasonable fees, expenses and disbursements of legal counsel to the Agent and the Holders, but for greater certainty other than for Excluded Taxes), which may be incurred by the Agent or the Holders as a consequence of or in respect of (i) default by the Borrower in the payment when due of any Obligation, (ii) default by the Borrower in making an optional prepayment under this Debenture after the Borrower has given notice under this Debenture that it desires to make such repayment, (iii) the entering into by the Agent of this Debenture and any amendment, waiver or consent relating hereto, and the performance by the Agent of its obligations under this Debenture, or (iv) the application by the Borrower or any Subsidiary of the proceeds of this Debenture. A certificate of the Agent or the Holders as to any such loss or expense and containing reasonable details of the calculation of such loss or expense shall be, absent manifest error, prima facie evidence of the amount of such loss or expense.

         2.8.2. The Borrower shall indemnify and save harmless the Agent and the Holders and their Affiliates, agents, officers, directors and employees (each an "Indemnified Party") from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including without limitation any investigatory, remedial, clean-up, compliance or preventative costs, charges and expenses) (collectively, "Claims") which may be asserted against or incurred by such Indemnified Party under or on account of any applicable Environmental Law (including the assertion of any Lien thereunder), whether upon realization of the Security Documents, or as a lender to the Borrower, or as successor to or assignee of any right or interest of the Borrower or any of the Borrower's Subsidiaries or as a result of any order, investigation or action by any Governmental Authority relating to the Borrower's or any Borrower's Subsidiary's business or property, including without limitation any Claims arising from:

(a) the Release of a Hazardous Material, the threat of the Release of any Hazardous Material, or the presence of any Hazardous Material affecting the real or personal property of the Borrower or any of its Subsidiaries, whether or not the Hazardous Material originates or emanates from such Person's property or any other real property or personal property located thereon;

(b) the Release of a Hazardous Material owned by, or under the charge, management or control of, the Borrower or any of its Subsidiaries or any predecessors or assignors thereof;

(c) any costs of removal or remedial action incurred by any Governmental Authority or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources in relation to, the real property or personal property of the Borrower or any of its Subsidiaries or any contiguous real property or elsewhere or personal property located thereon, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to Environmental Law;

(d) liability for personal injury or property damage arising by reason of any civil law offences or quasi-criminal offences or under any statutory or common tort law theory and any and all other third party claims of any and every nature whatsoever, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near, or with respect to the real or personal property of the Borrower, or any of its Subsidiaries or elsewhere; and/or

(e) any other matter relating to the natural environment and Environmental Law affecting the property or the operations and activities of the Borrower or any of its Subsidiaries within the jurisdiction of any Governmental Authority.

2.9.              Criminal Interest Rate

                  Notwithstanding anything herein or in any other Sub Debt Document to the contrary, in the event that any provision of this Debenture or any other Sub Debt Documents would oblige the Borrower to make any payment of interest or other amount payable to the Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the date hereof to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Agent of interest at a criminal or prohibited rate.

2.10.             Increased Costs, etc.

         2.10.1. If the introduction of or any change in or in the interpretation of, or any change in its application to a Holder of, any law or any regulation or guideline from any central bank or other Governmental Authority (whether or not having the force of law), including but not limited to any reserve or special deposit requirement or any Tax (other than tax on a Holder's general income or capital) or any capital requirement arising after the date hereof (collectively, "Regulatory Changes"), has the effect, directly or indirectly, of (i) increasing the cost to the Holders or any of them of performing their obligations hereunder; (ii) reducing any amount received or receivable by the Holders or any of them hereunder or their effective return hereunder or on their capital; or (iii) causing the Holders, or any of them, to make any payment or to forego any return based on any amount received or receivable by the Holders, or any of them, hereunder (each, an "affected Holder"), then upon demand from time to time by any affected Holder, the Borrower shall pay such amount as shall compensate each such Holder for any such cost, reduction, payment or foregone return (collectively, "Increased Costs"). Following any demand, the Borrower shall compensate the affected Holder for all such Increased Costs, provided however, that the Borrower shall not be liable for such Increased Costs to the extent arising prior to 60 days preceding such demand unless the cause of such demand became known to the affected Holder within 60 days of such demand and includes retroactive changes or effects beyond the date 60 days prior to such demand. Upon any demand by a Holder for compensation under this section 2.10, the Borrower may at its option, subject to the Intercreditor Agreement, choose to repay all obligations owing to such Holder pursuant to section 2.3; in such event, any prepayment penalty which would otherwise be applicable pursuant to section 2.3(a) or (b) shall not be required to be paid by the Borrower with all other amounts due hereunder. The affected Holder shall provide to the Agent and the Agent shall provide to the Borrower a certificate in respect of the foregoing which incorporates reasonable supporting evidence thereof and any such certificate will be prima facie evidence thereof except for manifest error, provided that the Holders determine the amounts owing to them in good faith using any reasonable averaging and attribution methods.

         2.10.2. After the date hereof, if any Holder shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Holder (or its Branch of Account) or any Person controlling such Holder with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Holder or any Person controlling such Holder and (taking into consideration such Holder's or such Person's policies with respect to capital adequacy and such Holder's desired return on capital) determines that the amount of such capital is increased as a consequence of its share of the Obligations or its obligations under this Agreement, then, upon demand of such Holder (an "affected Holder") to the Borrower through the Agent, the Borrower shall pay to such Holder, from time to time as specified by such Holder, additional amounts sufficient to compensate such affected Holder for such increase. For the purposes of this paragraph, "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any Person controlling a bank.

2.11.             Postponement and Subordination

         2.11.1. The Borrower covenants and agrees and the Agent and each Holder, by its acceptance of this Debenture or a portion hereof, likewise covenants and agrees, that the payment of the principal of and interest on this Debenture shall be postponed in right of payment to the prior payment of the indebtedness under the Existing Senior Credit Documents, and that the Security Documents will be subordinated to the security in favour of the Existing Senior Lenders made pursuant to the Existing Senior Credit Documents, to the extent and manner set forth in the Intercreditor Agreement.

         2.11.2. The Agent for and on behalf of the Holders agrees that, in the event of a refinancing of any Senior Credit Facility made in compliance with clause (c) of the definition of Permitted Indebtedness, the Agent shall execute and deliver a replacement Intercreditor Agreement to the Senior Lenders and the Restricted Parties in connection with such replacement Senior Credit Facility so long as the terms of such Intercreditor Agreement are not more onerous to the Agent and the Holders than the terms of the Intercreditor Agreement in effect on the date of such refinancing;

         2.11.3. This Section 2.11 shall not relieve the Borrower or any other Restricted Party from any of its obligations under this Debenture or any of the other Sub Debt Documents, or restrict the rights of the Agent and the Holders thereunder except as expressly set out in the Intercreditor Agreement.

                                  ARTICLE 3.
                                   SECURITY

3.1.              Security

                  As security for the due and punctual payment of all of the Obligations, the Borrower shall contemporaneously with the issuance of this Debenture (or at such later time as is stipulated below) deliver or cause to be delivered to and in favour of the Agent, in form and substance satisfactory to the Agent and its counsel, the following:

(a) Unconditional and, to the extent permitted by law, unlimited guarantees of the Obligations made by each Wholly-Owned Subsidiary of the Borrower in favour of the Agent for and on behalf of the Holders.

(b) Second-ranking security in favour of the Agent for and on behalf of the Holders on all present and future undertaking, property and assets of:
(i) the Borrower, Maxxcom (Nova Scotia) Corp., each CanSubCo which is a Wholly-Owned Subsidiary of the Borrower and each other Wholly-Owned Subsidiary of the Borrower not listed in clause (ii) below, in the form of a general security agreement, or, at the option of the Agent, a first fixed and floating charge debenture registered against all owned real property and a general assignment of book debts; and

(ii)                       Maxxcom US, Maxxcom (USA) Holdings Inc., Maxxcom
                           (USA) Finance Company, each Acquireco, each Opco which is directly or indirectly wholly-owned by Maxxcom US and each other Wholly-Owned Subsidiary of Maxxcom US, in the form of a general security agreement;

         each subject only to Permitted Encumbrances.

(c) Second-ranking hypothecations or pledges in favour of the Agent for and on behalf of the Holders by:

(i) the Borrower and each Wholly-Owned Subsidiary of the Borrower of all of the issued and outstanding Capital Stock of any other Person then or thereafter wholly-owned by it;

(ii) the Borrower and each Wholly-Owned Subsidiary of the Borrower of all of the issued and outstanding Capital Stock then or thereafter held by it in any Person not wholly-owned by it, together with (A) at the date hereof, a Consent to Pledge or a Restricted Party Supplemental Agreement, as the case may be, in respect of such Person as required by
                  Section 4.1.3.5 or 4.1.3.6 of the Subscription Agreement, and (B) after the date hereof, such Consents to Pledge or acknowledgements as are contemplated in Section 4.1.24; provided that no such pledge shall be granted in respect of the Capital Stock of the Persons which are the subject of the Pending Transactions (notwithstanding the terms of any Security Documents to the contrary) until August 31, 2001, at which time such pledges shall be provided and the applicable Consents to Pledge or Restricted Party Supplemental Agreement delivered unless prior to such date such Persons have become Wholly-Owned Subsidiaries and delivered the Acquisition Security required in accordance therewith;

(iii) Maxxcom (USA) Holdings Inc. and Maxxcom US of all of the issued and outstanding Capital Stock of Cybersight Acquisition Co., Inc. owned by it; and

(iv) the Borrower of the Cdn. $700,000 secured convertible debenture issued by MacPhee + Partners Inc. (an Ontario corporation) and all security granted in support thereof.

(d) Second-ranking assignments in favour of the Agent on behalf of the Holders of:

(i) all intercorporate indebtedness owing by one Restricted Party (the "Debtor RP") to another Restricted Party (the "Creditor RP") together with all security granted by the Debtor RP to the Creditor RP in support of such intercorporate indebtedness including, without limitation, all Permitted Intercorporate Debt, all Intercorporate Notes and all Intercorporate Security, and including, as applicable, second-ranking hypothecations or pledges by the Debtor RP in favour of the Creditor RP of all issued and outstanding Capital Stock of any other Restricted Party owned by the Debtor RP;

(ii) all Permitted Minority Shareholder Loans together with all security granted in support thereof, to the extent such assignments are also required by the Senior Agent; and

(iii) the right of any Restricted Party to receive any payment, management fee or other distribution from another Restricted Party whether arising under a Restricted Party Shareholder Agreement or otherwise.

(e)               With respect to Permitted Acquisitions:

(i) if the Person acquired becomes a Wholly-Owned Subsidiary of the Borrower, an unlimited and unconditional guarantee (to the extent permitted by law) by such Person of the Obligations, second-ranking security on all of the present and future Property of such Person analogous to that described in Section 3.1(b) and (c) hereof, and a second-ranking hypothecation or pledge of all of the Capital Stock of such Person; and

(ii) if the Person acquired becomes a direct Non-wholly-owned Subsidiary of the Borrower or any Guarantor, security analogous to that contemplated in Sections 3.1(c)(ii) and (to the extent applicable) (d) hereof.

(f) With respect to Permitted Acquisitions referred to in subparagraph (e) of the definition thereof by the Borrower or a Wholly-Owned Subsidiary of the Borrower, second-ranking hypothecations or pledges in favour of the Agent for and on behalf of the Holders of all of the Capital Stock, notes, debentures, other evidence of indebtedness or other securities acquired or received by it in relation to such Investment together with all security or other rights granted in its favour in that connection.

(g) Second-ranking assignments in favour of the Agent for and on behalf of the Holders by the Borrower of key-man life insurance policies previously assigned to the Senior Agent, acknowledged in each case by the applicable insurer.

3.2.              Further Assurances - Security Documents

                  The Borrower shall take such action and execute and deliver to the Agent such documents and instruments as the Agent shall reasonably request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Agent or Agent's counsel, necessary or advisable to constitute, perfect and maintain the Security Documents as second-ranking Encumbrances of the Borrower and the other Restricted Parties subject thereto (subject to the first ranking Encumbrances in favour of the Senior Lenders under the Senior Credit Documents and subject to Permitted Encumbrances referred to in paragraphs (j) and (m) of the definition of such term) in all jurisdictions reasonably required by the Agent, in each case within a reasonable time after the request therefor by the Agent, and in each case in form and substance satisfactory to the Agent and Agent's counsel. The Borrower shall take such action as is necessary to grant to the Agent a second-ranking security interest in any property over which the Senior Agent has a first ranking security interest.

3.3.              Release of Security Documents

         3.3.1. Following due payment and performance in full of all of the Obligations, the Agent will, at the request, cost and expense of the Borrower, release and discharge the right and interest of the Agent in the property of the Borrower and any other Restricted Party under the Security Documents.

         3.3.2. If any property of the Borrower or any Restricted Party is disposed of as permitted by this Debenture or as otherwise contemplated by the Intercreditor Agreement, or is otherwise released from the Security Documents at the direction or with the consent of the Holders, the Agent, at the request and expense of the Borrower (on satisfaction, or on being assured of concurrent satisfaction, of any condition to or obligation imposed with respect to such disposition), shall discharge such property from the Security Documents and deliver and re-assign to the Borrower or the applicable Restricted Party (without any representation or warranty (other than that the Agent has not assigned or encumbered same)) any of such property as is then in the possession of the Agent.

         3.3.3. Any guarantees, general security agreements and other security directly granted by News Canada Inc. to the Agent prior to completion of the transaction contemplated in Section 4.4.8.3 shall be released by the Agent after completion of such transaction, if requested to do so by the Borrower, provided no Pending Event of Default or Event of Default has occurred and is continuing.

                                  ARTICLE 4.
                                   COVENANTS

4.1.              Affirmative Covenants

                  So long as any of the Obligations are outstanding, and except as otherwise consented to by the Majority Holders, the Borrower shall and shall cause the Restricted Parties to, as applicable:

         4.1.1. duly and punctually pay its Obligations, and the obligations under its guarantee, as the case may be, at the times and places and in the manner required by the terms thereof;

         4.1.2. at all reasonable times and from time to time upon reasonable notice, permit representatives of the Agent or any Holder to inspect any of its Property and the Property of any Restricted Party and to examine and take extracts from its financial books, accounts and records, including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its Financial Condition and the Financial Condition of any other Restricted Party with its senior officers and, following the occurrence of an Event of Default or Pending Event of Default which is continuing (in the presence of such of its representatives as it may designate) its auditors, and the reasonable out-of-pocket expenses relating thereto shall be paid by the Borrower, provided that:

                  4.1.2.1. the Agent's or Holder's exercise of its rights under this paragraph does not unreasonably interfere with the operations of the Borrower or a Restricted Party, except that following the occurrence of an Event of Default which is continuing, the Agent or Holder shall be permitted to exercise their rights under this paragraph forthwith after notice;

                  4.1.2.2. the Agent or Holder maintains the confidentiality of all information it receives in accordance with usual requirements of banker/customer confidentiality, and does not disclose or use it except for purposes of or relating to this Debenture;

                  4.1.2.3. any representative of the Agent or Holder who is not an employee of the Agent or Holder (other than their counsel and their employees) has, prior to the occurrence of a Default or an Event of Default which is continuing, executed and delivered an agreement in favour of the Restricted Parties and the Agent or Holder in form and substance acceptable to the Borrower, acting reasonably, to use any information obtained as a result of any inspection or examination on behalf of the Agent or Holder only for purposes of or relating to this Debenture; and

                  4.1.2.4. the examination and inspection does not breach any confidentiality provision of any Intellectual Property or agreement relating to technological aspects of the computer data banks and hardware and software systems belonging to the Borrower or Restricted Party, as reasonably demonstrated by the Borrower or Restricted Party;

         it being understood and agreed that following the occurrence of a Pending Event of Default or an Event of Default which is continuing, the Agent and Holders shall not be required to obtain the consent of any Restricted Party prior to the exercise of any of the rights provided for under this section;

         4.1.3. use and operate all of its facilities and Property in compliance with all Environmental Laws, keep all material Permits relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all Environmental Laws;

         4.1.4. as soon as is reasonably possible, notify the Agent and provide copies upon receipt, of all material claims, complaints or notices to the Borrower, a Restricted Party or any of their respective Subsidiaries relating to the Release of Hazardous Materials at facilities and Property owned or occupied by it or its non-compliance with Environmental Laws;

         4.1.5. as soon as reasonably possible, notify the Agent upon learning of the existence of Hazardous Materials contained in, on or under any land occupied or controlled by it or any of its Subsidiaries (including, without limitation, any soil, surface water, groundwater or subsurface strata thereof) other than any such circumstance previously disclosed to the Agent, and the occurrence of any Release of Hazardous Materials required to be reported to any Governmental Authority on or from such land;

         4.1.6. with respect to any land owned, occupied or controlled by any Restricted Party which is no longer being used in the business of such Restricted Party, adhere to all requirements of Environmental Law (including, without limitation, those requirements relating to decommissioning) applicable in the circumstances to such land;

         4.1.7. maintain its corporate or, as applicable, other analogous existence and operate its business and assets in accordance with sound business practice and in compliance with Applicable Law, including but not limited to, Environmental Laws, except to the extent that non-compliance with such Applicable Law or Environmental Laws, as the case may be, does not materially and adversely affect its Financial Condition (considered as a whole) or its ability to perform its obligations under the Sub Debt Documents to which it is a party;

         4.1.8. cause each Person which becomes, directly or indirectly, a Wholly-Owned Subsidiary of the Borrower to deliver:

                  4.1.8.1. the Acquisition Security applicable to it; and

                  4.1.8.2. an officer's certificate to the effect that such Person is not in breach of any of the representations and warranties contained in Section 3.1 of the Subscription Agreement (as if such representations and warranties were being given by such Person, and only in respect of such Person, on such date), other than those breaches which have been disclosed in writing to the Agent and accepted in writing by the Majority Holders, acting reasonably;

         4.1.9. forthwith after the requirement arises that a Person executes the Acquisition Security as contemplated by Section 4.1.8 above:

                  4.1.9.1. execute and deliver an officer's certificate to the effect that no Event of Default or Pending Event of Default has been caused by or as a result of the transactions by which such Person is required to deliver the Acquisition Security other than any Event of Default or Pending Event of Default relating solely to such Person which have been disclosed in writing to the Agent and, if applicable, waived in writing by the Majority Holders; and

                  4.1.9.2. provide to the Agent a revised version of Schedules E, F and H hereof and Schedules D, E, F, G, H and K of the Subscription Agreement, containing information relevant to such Person;

         4.1.10. keep insured with insurance companies or associations reasonably believed by the Borrower to be reputable, all Property of a nature and of a character usually insured by companies of established reputation engaged in a comparable business to that in which it is engaged (herein, "prudent businesses"), in amounts and against losses, including property damage, public liability and business interruption, to the extent that such Property is usually insured by prudent businesses, or as the Agent may otherwise reasonably require, and provide the Agent promptly with evidence of such insurance as the Agent may from time to time reasonably require;

         4.1.11. cause policies of insurance referred to above (in relation to the Borrower and any Guarantor) to contain a provision that such policies will not be amended in any manner or cancelled without thirty (30) days prior written notice being given to the Agent by the issuers thereof, cause the Agent, on behalf of the Holders, to be named as second loss payee with respect to property insurance and cause all of the proceeds of insurance under such policies to be made payable and, subject to the Intercreditor Agreement, to be paid to the Agent as its interest may appear to the extent of the Obligations, and additional insured on all policies of public liability insurance;

         4.1.12. obtain, as and when required, all material Permits which may be necessary to permit it to acquire, own, operate and maintain its business and preserve and maintain all material Permits and material Contracts, including those now held by it, in good standing;

         4.1.13. pay all Taxes as the same shall become due and payable unless such Taxes are being contested in good faith by appropriate proceedings with appropriate reserves made with respect thereto in accordance with GAAP, and make adequate provision for Taxes payable by it for any current period and any previous period for which tax returns are not yet required to be filed;

         4.1.14. withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable legislation in any relevant jurisdiction;

         4.1.15. collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable legislation;

         4.1.16. forthwith notify the Agent of the occurrence of any default under any of the Intercorporate Notes which either individually or in the aggregate exceed Cdn. $10,000 or the equivalent thereof in any other currency or any other material breach or violation thereof or of any other Intercorporate Document;

         4.1.17. forthwith notify the Agent of any Pending Event of Default or any Event of Default, or of any Pending Event of Default or any Event of Default under the Existing Senior Credit Agreement or other analogous event under any other Senior Credit Agreement;

         4.1.18. forthwith notify the Agent of and take immediate steps to cure all defaults under Permitted Encumbrances and diligently prosecute same to completion in full;

         4.1.19. immediately upon becoming aware of the institution of any steps by any Restricted Party or any applicable Governmental Authority to terminate any Pension Plan (wholly or in part) which, if as a result of such termination, a Restricted Party could be required to make an additional contribution to the Pension Plan in excess of U.S. $100,000 or the equivalent thereof in any other currency, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien or charge under Section 302(f) of ERISA or under any applicable pension benefits laws of any Canadian jurisdiction, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that any Restricted Party furnish a bond or other security to the PBGC, such Pension Plan or any applicable Governmental Authority in Canada, or the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower, a Restricted Party or any of their respective Subsidiaries of any material liability, fine or penalty, or any increase in the contingent liability of the Borrower, a Restricted Party or any of their respective Subsidiaries in excess of U.S. $100,000 or the equivalent thereof in any other currency with respect to any post-retirement Welfare Plan benefit, provide notice thereof to the Agent and copies of all documentation relating thereto;

         4.1.20. cause all withholdings or payments required to be made to a Governmental Authority to be withheld or paid to the appropriate Person at the times required to be so withheld or paid;

         4.1.21. forthwith notify the Agent if any representation or warranty made under any Sub Debt Document was incorrect in any material respect when given or deemed to be given;

         4.1.22. forthwith give notice to the Agent of the occurrence of any material litigation, dispute, arbitration, proceeding or other circumstance affecting it, it being agreed that any such litigation, dispute, arbitration proceeding or other circumstance will be material if the amount claimed is in excess of Cdn. $500,000 (or the equivalent thereof in another currency) or, if determined adversely, it would have a material adverse effect on the Restricted Party or on the ability of any Restricted Party to perform its obligations under the Credit Documents to which it is a party;

         4.1.23. use the proceeds of this Debenture for the purpose of effecting Permitted Acquisitions and for liquidity and general corporate purposes; and

         4.1.24. make commercially reasonable efforts to obtain, as soon as practicable after the date hereof, duly executed copies of (i) acknowledgements of pledge in a form satisfactory to the Agent for each of Margeotes/Fertitta & Partners LLC, Source Marketing LLC, Fletcher Martin Ewing LLC, Targetcom LLC, E-Telligence LLC, Bang!Zoom LLC, eSource Drive to Web Marketing LLC and Crispin Porter & Bogusky LLC, and (ii) a Consent to Pledge for Pavlika Chinnici Direct, LLC; and

         4.1.25. forthwith give notice to the Agent of any amendments to the Senior Credit Documents or any additional Senior Credit Documents and, to the extent requested by the Agent and permitted by the Intercreditor Agreement, enter into corresponding amendments (where applicable) to the Sub Debt Documents or provide corresponding additional Sub Debt Documents to the Agent.

4.2.              Financial Covenants

         4.2.1. At all times the Borrower on a consolidated basis shall maintain an Interest Coverage Ratio not less 2.5 to 1.0.

         4.2.2. For each time period set forth below, the Borrower on a consolidated basis shall maintain a Senior Debt Ratio of not more than the ratios set forth below:

                     Period                                            Ratio
                     ------                                            -----
                     Up to and including 31 March 2002............   3.5 to 1.0
                     From 1 April 2002 to 31 March 2003...........   3.0 to 1.0
                     Thereafter...................................   2.5 to 1.0

         4.2.3. During each period noted below, the Borrower on a consolidated basis shall maintain a Total Debt Ratio of not more than the ratios set forth below:

                     Period                                            Ratio
                     ------                                            -----
                     Up to and including 31 March 2002............   4.5 to 1.0
                     From 1 April 2002 to 31 March 2003...........   4.0 to 1.0
                     Thereafter...................................   3.5 to 1.0

         4.2.4. In the event that the Borrower, at any time or for any relevant period, is in compliance with the covenants as in effect at the date hereof in the Existing Senior Credit Agreement in relation to the Interest Coverage Ratio, the Senior Debt Ratio and the Total Debt Ratio (as each term is defined in the Existing Senior Credit Agreement at the date hereof, and without regard to any waiver of such covenants by the Senior Lenders) at such time or for such period, but not in compliance with any of the covenants set forth in Sections 4.2.1, 4.2.2 and 4.2.3 above at such time or for such period, the Borrower shall, for all purposes of this Debenture and the other Sub Debt Documents, be deemed to be in compliance with the covenants set forth in Sections 4.2.1, 4.2.2 and 4.2.3 above, as applicable, at such time or for such period.

4.3.              Reporting Requirements

                  During the term of this Debenture, the Borrower will deliver, or cause to be delivered, to each of the Holders, in form satisfactory to the Holders, acting reasonably:

         4.3.1. as soon as practicable, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited annual consolidated financial statements of the Borrower (and consolidation worksheets relating thereto) prepared in accordance with GAAP including, without limitation, a balance sheet, statement of income and retained earnings, a statement of changes in financial position and any information requested by the Agent, acting reasonably, in relation to acquisitions or partnerships or other material transactions proposed or entered into by the Borrower or any Restricted Parties;

         4.3.2. as soon as practicable and in any event within sixty (60) days of the end of each of the fiscal quarters of the Borrower, unaudited quarterly consolidated financial statements of the Borrower (and consolidation worksheets relating thereto) prepared in accordance with GAAP including, without limitation, a balance sheet, statement of income and retained earnings a statement of changes in financial position and an updated forecast, including cash flow projections, for the remainder of the fiscal year;

         4.3.3. concurrently with the delivery of the quarterly and annual financial statements referred to in Sections 4.3.1 and 4.3.2 above, an officer's certificate of the Borrower in the form annexed hereto as Schedule D indicating, inter alia, whether an Event of Default or Pending Event of Default has occurred, demonstrating compliance with the financial covenants in this Debenture and calculating the Funding Availability and Expected Earnout Obligations in accordance with
         Section 4.4.4.5, in each case as at the date of such financial statements, and annexing a worksheet showing the calculations relating to such covenants (all presented substantially in the form of the calculations contained in the officer's certificate referred to in Section 4.1.3.9 of the Subscription Agreement), and providing a detailed description of all of the management fees, dividends, and other distributions (including without limitation all fees paid to MDC Corporation Inc., Nadal Financial Corporation and any of their respective Affiliates) paid or declared by each of the Restricted Parties during such fiscal quarter;

         4.3.4. concurrently with the delivery of its quarterly and annual financial statements referred to in Sections 4.3.1 and 4.3.2 above, a description of all interest rate and currency hedging arrangements to which it is a party specifying all relevant details including the notional amount of each such arrangement, the maturity thereof and the counterparty thereto;

         4.3.5. concurrently with the delivery of its annual financial statements referred to in Section 4.3.1, a review engagement report prepared by the auditors of the Borrower confirming the auditors' satisfaction with the calculation of the financial covenants in this Debenture and the covenant in 4.4.4.5, in each case as at the fiscal year end of the Borrower, in such form as may be required by Agent, acting reasonably.

         4.3.6. as soon as practicable and in any event no later than thirty
         (30) days after the end of each preceding fiscal year of the Borrower, (a) an annual budget and business plan approved by the board of directors of the Borrower for the Borrower on a consolidated basis for the fiscal year prepared on a quarterly basis, including, in detail satisfactory to the Agent, acting reasonably, financial projections for each of the Restricted Parties, broken down showing each major operating segment thereof in such form and with such detail as may be required by the Agent, acting reasonably, together with a projection of its income statement, estimates of proposed capital expenditures (including Capital Leases and similar arrangements), cash flows, income statements, tax liabilities for such fiscal year or as may reasonably be required by the Agent, and
         (b) a forecast of Expected Earnout Obligations for the full term of all such obligations, prepared on an annual basis and approved by the board of directors of the Borrower, in such form and with such details as may be required by the Agent, acting reasonably;

         4.3.7. copies of all continuous and material disclosure filings required to be made with the Ontario Securities Commission, the Toronto Stock Exchange, the Securities and Exchange Commission and other similar regulatory authorities, concurrently with the delivery thereof to the applicable authority; and

         4.3.8. such additional financial or operating reports and other information concerning the Financial Condition of any Restricted Party or otherwise as the Agent may, from time to time, reasonably require.

4.4.              Negative Covenants

                  So long as any of the Obligations are outstanding, the Borrower shall not and the Borrower shall not permit any Restricted Party to, without the prior written consent of the Majority Holders:

         4.4.1. create, cause, incur, assume or permit the existence of any Encumbrance upon or in respect of any of their respective Property, except for Permitted Encumbrances;

         4.4.2. create, incur or assume any Debt, or permit any Debt of any kind to exist or remain outstanding, other than Permitted Indebtedness;

         4.4.3. make or permit any amendments to or replacements of any of the Intercorporate Documents, waive any breach thereof or forebear in relation to any default thereunder or take or permit any action (other than making payments thereunder) or omit to take any action which would impair the rights of set-off of the applicable Restricted Party thereunder;

         4.4.4. make any Investment in or acquisition of a Person, other than a Permitted Acquisition, or make a Permitted Acquisition at any time:

                  4.4.4.1. when there has occurred an Event of Default or Pending Event of Default which is continuing;

                  4.4.4.2. when it has not provided an Acquisition Certificate to the Agent at least 5 days prior to entering into a definitive purchase agreement (or other legally binding purchase obligation) in respect thereof; provided that no Acquisition Certificate shall be required in the case of a Permitted Acquisition (i) under clause (d) of the definition thereof made for aggregate consideration of less than $5,000,000 or (ii) under clause (e) of the definition thereof, or in the case of a Pending Transaction;

                  4.4.4.3. when (if obligated to do so hereunder) it has not executed and delivered the Acquisition Security or demonstrated to the reasonable satisfaction of the Agent that the Acquisition Security is available to be provided concurrent with or immediately following completion of the proposed Permitted Acquisition;

                  4.4.4.4. when it has not obtained the consent of the Agent (such consent not to be unreasonably withheld) and, if required, the Senior Agent to the proposed Permitted Acquisition if the consideration payable in satisfaction of the purchase price for such acquisition (other than any portion of the consideration consisting of shares of the Borrower or any acquired entity issued on the closing of the transaction) exceeds 10% of the book value of the total consolidated assets of the Borrower as at the date of the Borrower's most recently completed fiscal quarter;

                  4.4.4.5. if immediately after giving effect thereto the Borrower would have Funding Availability in an amount less than Expected Earnout Obligations at such time; provided that such requirement will not be applicable in the case of a Permitted Acquisition (i) under clause (d) of the definition thereof made for aggregate consideration of less than $5,000,000 or (ii) under clause (e) of the definition thereof, or in the case of a Pending Transaction; or

                  4.4.4.6. if, in the case of the acquisition of an American Entity, such entity would not be Solvent after giving effect to the acquisition and all related transactions; or

                  4.4.4.7. if, in the case of the acquisition of a controlling interest in a Person, shareholder arrangements which do not constitute Qualifying Shareholder Arrangements would be applicable to such Person;

         4.4.5. notwithstanding Section 4.4.4 above, make loans or provide any financial assistance whatsoever to any Minority Shareholder other than Permitted Minority Shareholder Loans, or forgive or otherwise fail to enforce the terms of any Permitted Minority Shareholder Loans;

         4.4.6. at any time purchase, redeem, retract, repurchase, convert or otherwise acquire any of its share capital or share capital of another Restricted Party other than:

                  4.4.6.1. by making an Earnout Payment, to the extent any such Earnout Payment is otherwise permitted hereunder;

                  4.4.6.2. by the Borrower making a normal course issuer bid in an aggregate amount not in excess of Cdn. $5,000,000 in the fiscal year of the Borrower ending 31 December 2001 and Cdn. $2,000,000 in any other fiscal year of the Borrower;

                  4.4.6.3. by purchasing or repurchasing the Capital Stock of a Restricted Party owned by a Minority Shareholder, provided that no Event of Default or Pending Event of Default has occurred and is continuing at the time of such purchase or repurchase or would be caused as a result of such purchase or repurchase transactions; or

                  4.4.6.4. by subscriptions for, or contributions to additional equity in the capital of (a) any Restricted Party which is a Guarantor, and (b) any Restricted Party other than a Guarantor, limited in the case of this clause (b) to a maximum aggregate amount of Cdn. $2,000,000 or the equivalent in U.S. dollars in any fiscal year of the Borrower for all such subscriptions and contributions;

         4.4.7. make any capital expenditures (determined as an aggregate amount for all Restricted Parties in a fiscal year of the Borrower) in excess of U.S. $10,000,000 or the equivalent thereof in Canadian dollars in each fiscal year;

         4.4.8. sell, lease, alienate or otherwise dispose of (whether in a single transaction or a series of transactions) any part of its Property, the proceeds of disposition of which aggregate in excess of Cdn. $1,500,000 or the equivalent thereof in other currencies for all Restricted Parties (excluding any Cybersight Disposition (as defined below)) in any fiscal year of the Borrower except:

                  4.4.8.1. to a Wholly-Owned Subsidiary;

                  4.4.8.2. in respect of any disposition by Maxxcom US of its interest in Cybersight Acquisition Co. Inc., and/or Cybersight LLC (a "Cybersight Disposition") which is specifically permitted hereunder;

                  4.4.8.3. the sale of up to a 20% interest in News Canada Inc. to Ruth Douglas; or

                  4.4.8.4. a transfer of shares of a Restricted Party permitted under Section 4.4.27;

         4.4.9. consolidate, amalgamate or merge with any other Person:

                  4.4.9.1. unless such Person is primarily engaged in carrying on the Business;

                  4.4.9.2. at any time when there has occurred an Event of Default or Pending Event of Default which is continuing or if such consolidation, amalgamation or merger would result in the occurrence of a Pending Event of Default or Event of Default hereunder;

                  4.4.9.3. unless prior written notice of such proposed consolidation, amalgamation or merger has been provided to the Agent together with such documents and opinion of counsel as the Agent may reasonably request to ensure that the Security Documents are not adversely affected thereby; and

                  4.4.9.4. unless the surviving entity resulting from such consolidation, amalgamation or merger is a Restricted Party which has executed and delivered all documentation reasonably required by the Agent to become bound by the terms hereof and all other documentation contemplated hereby including, without limitation, the Security Documents and all notices or other items required in connection with the perfection of the Security Documents;

         4.4.10. engage in any business other than the Business;

         4.4.11. pay, loan or permit any distribution of funds whatsoever to any Unrestricted Party or to any Person in whom an Investment is made other than by making a Permitted Acquisition under subparagraph (e) of the definition thereof;

         4.4.12. do or permit anything to adversely affect the ranking or validity of the Security Documents except (a) by incurring a Permitted Encumbrance or (b) pursuant to an asset disposition requiring a release of security by the Agent pursuant to the Intercreditor Agreement;

         4.4.13. change its name or the location of its chief executive office, its jurisdiction of organization or incorporation, or move or acquire (whether in a single transaction or in a series of transactions) any material assets or any tangible assets having an aggregate value of Cdn. $1,500,000 or more (herein, "aggregated assets") outside of a jurisdiction in which the Security Documents are registered without providing the Agent with prior written notice thereof and promptly executing such documents as the Agent might reasonably require to permit the Agent on behalf of the Holders to register the Security Documents, notices thereof or otherwise perfect the Security Documents with respect to the change in name, moved or acquired material assets or aggregated assets;

         4.4.14. except as otherwise expressly permitted herein, make any cash payments, dividends, distributions or expenditures of any nature or kind other than Permitted Payments;

         4.4.15. enter into any agreement, arrangement or transaction with Affiliates or other Non-Arm's Length Persons (other than with a Restricted Party or, in the ordinary course of business, with an Unrestricted Party) other than (i) on terms and conditions which would be offered to an arm's length party and (ii) with the approval of a committee of the board of directors of the Borrower consisting solely of independent directors;

         4.4.16. (i) make any payment to or (ii) enter into (other than the transactions set forth in Schedule I) or amend any agreement, arrangement or transaction with MDC Corporation Inc., Miles Nadal, Nadal Financial Corporation or any Associate of, Affiliate of or other Person (other than with a Restricted Party or, in the ordinary course of business, with an Unrestricted Party) not at arm's length (as such term is defined in the Income Tax Act (Canada)) with MDC Corporation Inc., Miles Nadal or Nadal Financial Corporation, or amend any such agreement, arrangement or transaction currently existing; except (A) cash payments (or issuances of Capital Stock by the Borrower in lieu thereof) pursuant to (and in accordance with the terms and limits of) Sections 4.4.2 and 4.4.14 and (B) issuances of Capital Stock by the Borrower for cash and (C) for greater certainty, purchases of Capital Stock of the Borrower by any of the above-noted persons which are not purchases from treasury;

         4.4.17. [intentionally deleted]

         4.4.18. enter into, assign, revise, supplement, restate, replace or terminate any material Contract or material Permit, except in the ordinary course of business;

         4.4.19. enter into any interest rate or currency hedging arrangement which is for speculative purposes;

         4.4.20. change its fiscal year end from December 31 or change its accounting practices and policies in any material respect, except as required by GAAP;

         4.4.21. create, incur or suffer to exist any Debt with another Restricted Party except Permitted Intercorporate Debt or amend the terms of any Intercorporate Documents;

         4.4.22. enter into any arrangement whatsoever to finance or factor its accounts receivable;

         4.4.23. enter into any Restricted Party Shareholder Agreement or Restricted Party Purchase Agreement which permits (or amend, vary, modify, replace or otherwise alter any existing Restricted Party Shareholder Agreement or Restricted Party Purchase Agreement in a manner that would permit) the payment of an Earnout Amount, or any amount on account thereof, prior to the completion of the financial period in respect of which such Earnout Amount is calculated (other that Section 10.3(a) of the Restricted Party Shareholder Agreement in relation to Crispin Porter & Bogusky LLC);

         4.4.24. [intentionally deleted]

         4.4.25. amend, vary, modify, replace or otherwise alter any Restricted Party Shareholder Agreement in any manner that could have the effect of restricting the declaration of dividends, the payment of management fees or dividends or the making of any other distribution whatsoever by any Restricted Party to the Borrower or any other Restricted Party or further restricting the sale, transfer or other disposition of shares in the Capital Stock of any Restricted Party by the Borrower or the Restricted Parties or enter into or acquiesce or otherwise become subject to any agreement, arrangement or circumstance which could have the effect of restricting the declaration of dividends, the payment of management fees or dividends or the making of any other distribution whatsoever by any Restricted Party to the Borrower or any other Restricted Party or further restricting the sale, transfer or other disposition of shares in the Capital Stock of any Restricted Party by the Borrower or the Restricted Parties;

         4.4.26. amend, vary, modify, replace or otherwise alter any Restricted Party Shareholder Agreement or Restricted Party Purchase Agreement in any manner (i) that could have the effect of increasing any Earnout Amount payable or other amount payable to a Shareholder of that Restricted Party that is not a Restricted Party or any other Person;

         4.4.27. sell, transfer or otherwise dispose of any Capital Stock of any Restricted Party owned by it, or (except in the case of the Borrower) issue any Capital Stock, other than:

                  4.4.27.1. sales or issuances of Capital Stock of any Restricted Party to a Minority Shareholder of such Restricted Party, provided that (a) immediately following such sale or issuance, such Restricted Party continues to be a Subsidiary of the Borrower, (b) where the Restricted Party was at the date thereof a Wholly-Owned Subsidiary, and a Restricted Party Shareholder Agreement is entered into between the shareholders of the Restricted Party, then (i) such agreement shall constitute a Qualifying Shareholder Arrangement and (ii) any necessary Consent to Pledge or Restricted Party Supplemental Agreement, as the case may be, shall be executed by such Minority Shareholder and any other Minority Shareholder of such Restricted Party in respect of the pledge by the Borrower or other applicable Restricted Party of its interest in such Restricted Party, and (c) where the Restricted Party was not at the date thereof a Wholly-Owned Subsidiary, the Minority Shareholder agrees to the terms of the Restricted Party Shareholder Agreement then in force relating to the Restricted Party (including, if applicable, the terms of any call rights the Borrower or its Subsidiaries may have regarding the shares transferred to the Minority Shareholder); or

                  4.4.27.2. sales or issuances of Capital Stock of a Restricted Party to a vendor in connection with a Permitted Acquisition made by such Restricted Party or a Subsidiary thereof if immediately following such sale, such Restricted Party continues to be a Subsidiary of the Borrower;

                  4.4.27.3. sales of all, but not less than all, of the Capital Stock of any Restricted Party (other than the Borrower, Maxxcom US, the Fincos and Maxxcom (USA) Holdings Inc.);

                  4.4.27.4. issuances of Capital Stock made in accordance with
                  Section 4.4.6.4;

         4.4.28. make, permit or agree to any amendment, modification, supplement, replacement or any other change to the terms and conditions of the Senior Credit Documents except in accordance with the Intercreditor Agreement; and, notwithstanding the terms of the Intercreditor Agreement, directly or indirectly amend the mandatory reduction provisions in section 2.7 of the Senior Credit Agreement in a manner which would accelerate the mandatory reductions in the amount of the Senior Credit Facility;

         4.4.29. create, incur or permit to exist any Debt to a Minority Shareholder other than salaries and other payments related to the employment of a Minority Shareholder incurred in the ordinary course of business, indebtedness secured by a Repurchase Encumbrance, and dividends or other distributions owing to a Minority Shareholder on account of the Capital Stock of a Restricted Party held by such Minority Shareholder contemplated by the applicable Restricted Party Shareholder Agreement and Subordinated Shareholder Debt;

         4.4.30. make or permit any amendment to any Subordinated Shareholder Note or take, permit or acquiesce in any action which would breach the terms thereof;

         4.4.31. make, cause or permit any payment on, under or in respect of any Subordinated Shareholder Note after the occurrence of an Event of Default or a Pending Event of Default and during its continuance; or

         4.4.32. allow the existence of any Unfunded Liability at any time.

4.5.              Use of Insurance Proceeds

                  Prior to the occurrence of an Event of Default which is continuing, all proceeds of insurance arising from loss of or damage to Property of the Borrower or a Guarantor shall, subject to the terms of the Intercreditor Agreement, be applied to prepay this Debenture provided that (a) if the Borrower or Guarantor decides to use the proceeds of insurance to repair or replace the damaged or lost Property, then such proceeds shall be paid to the Borrower or Guarantor, as applicable (if less than or equal to Cdn. $2,000,000 or the equivalent thereof in other currencies) or held by an independent trustee acceptable to the Borrower and the Agent (if greater than Cdn. $2,000,000 or the equivalent thereof in other currencies) and shall be used to diligently repair or replace such damaged or lost Property within ninety (90) days of the occurrence of the loss or damage provided that, if such repair or replacement cannot reasonably be completed within ninety (90) days, the same shall be undertaken as soon as possible and pursued with all reasonable diligence thereafter; or (b) if the Borrower or the Guarantor, as applicable, decides not to use the proceeds of insurance to repair or replace the damaged or lost Property, then the amount of the proceeds shall, subject to the terms of the Intercreditor Agreement, be paid to the Agent for and on behalf of the Holders and be applied to prepay amounts outstanding under the Debenture as provided in Section 2.4. Following the occurrence of an Event of Default which is continuing, all proceeds of insurance arising from loss of or damage to Property of the Borrower or any Guarantor shall, subject to the terms of the Intercreditor Agreement, be paid directly to the Agent for and on behalf of the Holders to be applied in prepayment of this Debenture as provided in Section 2.4.

                                  ARTICLE 5.
                        EVENTS OF DEFAULT AND REMEDIES

5.1.              Events of Default

                  Each of the following events shall constitute an Event of Default under this Debenture:

         5.1.1. the Borrower fails to pay, whether by acceleration or otherwise, any amount of principal, interest, fees or other Obligations when due and (other than in the case of principal) such failure continues for five (5) Business Days after the date of such default; or

         5.1.2. there is a breach of any other provision of any of the Sub Debt Documents and such breach, if capable of being remedied, is not remedied within thirty (30) days after the Agent gives notice thereof to the Borrower or, if such breach is capable of being remedied but not within such period, within such longer period as is reasonably necessary, as determined by the Agent, provided that the Borrower is proceeding with due diligence to remedy same and the extension of such period is not disadvantageous to the Agent or the Holders, in its sole determination; or

         5.1.3. any Restricted Party makes any representation or warranty under any Sub Debt Document which is incorrect in any material respect when made or deemed to be made; or

         5.1.4. any Restricted Party ceases or threatens to cease to carry on its business (other than pursuant to a voluntary and orderly wind-up of its affairs), admits its inability to pay its debts generally or otherwise acknowledges its insolvency in writing; or

         5.1.5. any Event of Default (as therein defined) occurs under the Senior Credit Agreement, or any:

                  5.1.5.1. payment or other material default occurs under one or more agreements or instruments relating to indebtedness in the aggregate amount of not less than $5,000,000; or

                  5.1.5.2. other event occurs and continues after any applicable grace period specified in any agreement or instrument referred to in Section 5.1.5.1 above,

                  if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness, whether or not acceleration actually occurs; or

         5.1.6. any Restricted Party:

                  5.1.6.1. becomes a bankrupt (voluntarily or involuntarily);

                  5.1.6.2. makes an assignment for the benefit of creditors generally; or

                  5.1.6.3. becomes subject to any proceeding seeking liquidation, winding-up, rearrangement, arrangement, adjustment, composition, relief from creditors or the appointment of a receiver or trustee over, or any judgment or order which has or is reasonably likely to have a material and adverse effect on any material part of its Property or analogous proceeding in any jurisdiction, and, if involuntary, any such proceeding or appointment is not contested by bona fide action on the part of the applicable Restricted Party and is not dismissed, stayed, or withdrawn within thirty (30) days of commencement thereof; or

         5.1.7. any Restricted Party denies, to any extent, its obligations under any Sub Debt Document to which it is party or claims any Sub Debt Document to which it is party to be invalid in whole or in part; or

         5.1.8. any Sub Debt Document is invalidated by any act or omission of any Restricted Party or any enactment, regulation or action of any Governmental Authority and cannot be remedied within ten (10) Business Days to the full satisfaction of the Agent, acting reasonably, or is determined to be invalid by a court or other judicial entity and such determination has not been stayed pending appeal; or

         5.1.9. a final judgment not subject to further appeal (or settlement in respect of any suit, claim or action) is issued against (or made
         by) a Restricted Party under which such Restricted Party has an obligation to pay an amount equal to or in excess of Cdn. $1,000,000 (or the equivalent thereof in other applicable currencies); or

         5.1.10. a writ of execution, garnishment or attachment or similar process is issued or levied against a Restricted Party or its Property relating to an amount claimed (or, if less, the value of the Property subject thereto) in excess of Cdn. $1,000,000 and such writ, execution, garnishment, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within twenty (20) days after its entry, commencement or levy; or

         5.1.11. to the extent, in the determination of the Agent, not satisfactorily covered by insurance, there occurs material damage by fire or other hazard to the whole or any portion of the Property of any of the Restricted Parties, if such damage has a material adverse effect on the Financial Condition of the Borrower on a consolidated basis; or

         5.1.12. Maxxcom US ceases to be legally or in fact controlled by the Borrower; or

         5.1.13. MDC Corporation Inc. ceases to beneficially own, directly or indirectly, 50% or more of the outstanding common shares of the Borrower, unless after the date hereof and prior to or contemporaneously with any such occurrence the Borrower issues common shares from treasury with aggregate cash proceeds to the Borrower of at least $40,000,000;

         5.1.14. if any of the following events shall occur with respect to any Pension Plan:

                  5.1.14.1. the institution of any steps by any Restricted Party or any member of its Controlled Group or any applicable regulatory authority to terminate a Pension Plan (wholly or in part) if, as a result of such termination, any Restricted Party or any such member is required to make an additional contribution to such Pension Plan, or are required to incur an additional liability or obligation to such Pension Plan, equal to or in excess of Cdn. $500,000 or the equivalent thereof in another currency; or

                  5.1.14.2. a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien or charge under Section 302(f) of ERISA or under any applicable pension benefits legislation in any other jurisdiction; or

         5.1.15. there shall occur a material adverse change in the Financial Condition or prospects of the Borrower on a consolidated basis, in the sole determination of the Agent, acting reasonably.

5.2.              Acceleration and Termination of Rights

         5.2.1. Upon the occurrence of an Event of Default which is continuing, the Agent may give notice to the Borrower declaring the Obligations or any of them to be forthwith due and payable, whereupon they shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind whatsoever to any Person (including, without limitation, any Restricted Party), all of which are hereby expressly waived to the fullest extent permitted by law.

         5.2.2. Notwithstanding Section 5.2.1, if any Restricted Party becomes a bankrupt (voluntarily or involuntarily), or institutes any proceeding seeking liquidation, rearrangement, relief of debtors or creditor or the appointment of a receiver or trustee over any material part of its Property or any analogous proceeding in any relevant jurisdiction, then without prejudice to the other rights of the Agent or the Holders as a result of any such event, without any notice or action of any kind by the Agent or the Holders, and without presentment, demand or protest of any nature or kind, the Obligations shall immediately become due and payable.

5.3.              Remedies

                  Upon the occurrence of any event by which any of the Obligations become due and payable under Section 5.2, the Security Documents shall (subject to the terms of the Intercreditor Agreement) become immediately enforceable and the Majority Holders may instruct the Agent to take such action or proceedings on behalf of the Holders as the Majority Holders in their sole discretion deem expedient to enforce the same, all without any additional notice, presentment, demand, protest of any kind whatsoever to any Person (including, without limitation, any Restricted Party) or other formality, all of which are hereby expressly waived by the Borrower and the Restricted Parties party to this Debenture to the fullest extent permitted by law. Subject to the terms of the Intercreditor Agreement, any proceeds of realization shall be applied to the Obligations and shall be applied in such order or to such part of the Obligations as the Majority Holders may determine in their absolute discretion.

5.4.              Saving

                  The Agent and the Holders shall not be under any obligation to any of the Restricted Parties or any of their respective Subsidiaries or any other Person to realize upon any collateral or enforce the Security Documents or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. Unless otherwise provided by Applicable Law, the Agent and the Holders shall not be responsible or liable to any of the Restricted Parties or any of their respective Subsidiaries or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the collateral or any part thereof or the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Agent or the Holders may be responsible or liable for any loss or damage arising from the wilful misconduct or negligence of the Agent or the Holders or their directors, officers, agents servants or advisors.

5.5.              Perform Obligations

                  Upon the failure of any Restricted Party to perform any of its covenants or agreements in any Sub Debt Document to which it is a party, the Majority Holders may, but shall be under no obligation to, instruct the Agent on behalf of the Holders to perform any such covenants or agreements in any manner deemed fit by the Majority Holders without thereby waiving any rights to enforce the Sub Debt Documents. The reasonable expenses (including any reasonable legal costs) paid by the Agent and/or the Holders in respect of the foregoing shall be for the account of the Borrower and shall be secured by the Security Documents.

5.6.              Third Parties

                  No Person dealing with the Agent, the Holders or any of their agents shall be concerned to inquire whether the Security Documents have become enforceable, or whether the powers which the Agent or the Holders are purporting to exercise have become exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security Documents or any part thereof.

5.7.              Power of Attorney

                  Effective upon occurrence of an Event of Default, the Borrower and each the Guarantor hereby constitutes and appoints any Vice-President or more senior officer of the Agent its due and lawful attorney with full power of substitution in its name and on its behalf, during the continuance of an Event of Default, to enforce any right, title or interest of the Agent in, to or under the Security Documents or any part thereof or any obligation to the Borrower or the Guarantors or remedy available to the Borrower or the Guarantors. This appointment is irrevocable to the maximum extent permitted by Applicable Law.

5.8.              Remedies Cumulative

                  The rights and remedies of the Agent and the Holders under the Sub Debt Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or in equity. Any single or partial exercise by the Agent or the Holders of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in any Sub Debt Document shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Agent or the Holders may be lawfully entitled for the same default or breach, and any waiver by the Agent or the Holders of the strict observance, performance or compliance with any term, covenant, condition or agreement contained in any Sub Debt Document, and any indulgence granted by the Agent or the Holders shall be deemed not to be a waiver of any subsequent default.

5.9.              Set-Off or Compensation

                  In addition to and not in limitation of any rights now or hereafter granted under Applicable Law, if repayment is accelerated pursuant to Section 5.2, the Agent and the Holders may, subject to the terms of the Intercreditor Agreement, at any time and from time to time without notice to any of the Restricted Parties which are party to this Debenture or any of their respective Subsidiaries or any other Person, any notice being expressly waived by each of the Borrower and the Restricted Parties to the fullest extent permitted by law, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Agent and the Holders to or for the credit of or the account of any of the Restricted Parties which are party to this Debenture against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

                                  ARTICLE 6.
               THE AGENT AND THE ADMINISTRATION OF THE DEBENTURE

6.1.              Appointment and Authorization

         6.1.1. Each Holder hereby irrevocably appoints and authorizes the Agent to be its attorney in its name and on its behalf to enter into, and to exercise such rights or powers granted to such Holder and/or the Agent under, this Debenture on the terms hereof and all other Sub Debt Documents (including, without limitation, the Intercreditor Agreement) on the terms thereof to be entered into by the Agent at the Closing (as defined in the Subscription Agreement), together with such powers as are reasonably incidental thereto. Each Holder hereby confirms the Agent's authorization to execute, as agent for and on its behalf, any of the other Sub Debt Documents wherein it is expressly stipulated that the Agent is acting in such capacity, and each Holder agrees to be bound thereby as principal. Each Holder hereby confirms the Agent's authorization to receive or acquire, directly or indirectly, any securities and/or any shares of the Borrower, the Guarantors, the Restricted Parties, or their respective Subsidiaries or Affiliates pursuant to this Debenture or the other Sub Debt Documents.

         6.1.2. As to any matters not expressly provided for by this Debenture or the other Sub Debt Documents (including, without limitation, enforcement thereof), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Holders, and such instructions shall be binding upon all of the Holders. The Agent shall not be required to take any action which exposes the Agent to liability in such capacity, which could result in the Agent's incurring any costs and expenses not contemplated by this Debenture or which is contrary to this Debenture or Applicable Law.

         6.1.3. The Agent shall have no duties or obligations other than as expressed herein and, without limiting the generality of the foregoing, the Agent does not undertake, and the Holders relieve the Agent from, any implied duties (including fiduciary duties) and there shall not be construed against the Agent any implied covenants or terms.

         6.1.4. Each Holder hereby appoints the Agent as, and agrees that the Agent shall act as, trustee of the security and the rights and benefits constituted or to be constituted by any Security Documents expressed as being governed by the laws of the Province of Quebec and the Agent hereby declares that it shall hold such security and such rights and benefits in trust for the benefit of the Holders subject to the terms of this Agreement.

6.2.              Duties and Obligations of Agent

                  Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent for and on behalf of such Persons) shall be liable to any Holder for any action taken or omitted to be taken by it or them under or in connection with this Debenture or any of the other Sub Debt Documents except for its or their own negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:

(a) may assume that there has been no assignment or transfer by any Holder of its rights hereunder unless and until all of the requirements of Section 7.5 have been complied with;

(b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) shall incur no liability under or in respect of this Debenture or any of the other Sub Debt Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower or the other Restricted Parties made or deemed to be made hereunder or thereunder;

(d) may assume that no Pending Event of Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e) may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person;

(f) does not make any warranty or representation to any Holder nor shall it be responsible to any Holder for the accuracy or completeness of the data made available to any of the Holders in connection with the negotiation of this Debenture, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Debenture;

(g) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Debenture or any of the other Sub Debt Documents on the part of the Borrower or the other Restricted Parties or to inspect the property (including the books and records) of the Borrower or the other Restricted Parties; and

(h) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Debenture or any of the other Sub Debt Documents or any instrument or document furnished pursuant hereto or thereto.

6.3.              Prompt Notice to the Holders

                  The Agent shall provide to the Holders copies of all information, notices and reports given to the Agent by the Borrower as soon as practicable after receipt of the same, except information, notices and reports
(i) relating solely to the role of Agent hereunder, (ii) distributed directly by the Borrower to the Holders pursuant to this Debenture, or (iii) otherwise considered by the Agent to be irrelevant or immaterial to the Holders or to any particular category or group thereof.

6.4.              Agent's Authority to Deal with the Borrower

                  With respect to its own participation in the Debenture, the Agent shall have the same rights and powers under this Debenture as any other Holder and may exercise the same as though it were not the Agent (and, for greater certainty, the Agent shall be in no conflict where the Agent, with respect to its own participation, exercises any rights to approve instructions of the Holders to the Agent, whether or not the Agent as a result of its own participation is or would be able to unilaterally approve an action of the Majority Holders). The Agent may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, the other Restricted Parties, or any of their respective Subsidiaries or Affiliates and any Person which may do business with any of them, all as if the Agent were not the Agent hereunder and without any duties to account therefor to the Holders or to any other Person.

6.5.              Dealings by the Borrower with Agent

                  Unless otherwise specifically provided herein, the Borrower shall deal with the Agent in lieu of the Holders for all purposes of this Debenture. The Borrower may rely, and shall be fully protected in so relying, without any obligation to inquire into the correctness thereof, upon any action taken, notice, direction, waiver, consent, determination, communication or agreement by the Agent purporting to be on behalf of the Majority Holders or the Holders hereunder, as the case may be, any of which shall, as regards the Borrower, be deemed to be an action, notice, direction, waiver, consent, determination, communication or agreement of the Majority Holders or the Holders, as applicable.

6.6.              Independent Credit Decisions

                  Each Holder acknowledges that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower, the other Restricted Parties, and their respective Subsidiaries or Affiliates. Accordingly, each Holder confirms with the Agent that is has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with this Debenture or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Holder by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other Person in connection with this Debenture. Each Holder acknowledges that a copy of this Debenture and the other Sub Debt Documents has been made available to it for review and each Holder acknowledges that it is satisfied with the form and substance of the same.

6.7.              Indemnification

                  Each Holder hereby agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), in accordance with its Rateable Portion, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Debenture or any of the other Sub Debt Documents or any action taken or omitted by the Agent hereunder or thereunder or in respect hereof or thereof (including, without limitation, the indemnification provision contained in Section 7.2 of the Intercreditor Agreement); provided that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's negligence or wilful misconduct. Without limiting the generality of the foregoing, each Holder agrees to reimburse the Agent promptly upon demand for its Rateable Portion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Holders as against the Borrower under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Debenture and the other Sub Debt Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

6.8.              Successor Agent

                  The Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Holders and the Borrower. Upon any such resignation, the Majority Holders shall have the right to appoint a successor agent (the "Successor Agent"). If no Successor Agent shall have been so appointed by the Majority Holders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Holders, appoint a Successor Agent acceptable to the Borrower acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Debenture and the other Sub Debt Documents. The retiring Agent shall cooperate with the Successor Agent in the performance of its duties for a reasonable period of time after such resignation. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 6 shall continue to enure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

6.9.              Action by and Consent of Holders; Waiver and Amendments

         6.9.1. Subject to Section 6.9.3, where the terms of this Debenture or any of the other Sub Debt Documents refer to any action to be taken hereunder or thereunder by the Holders or to any such action that requires the consent or other determination of the Holders, the action taken by and the consent or other determination given or made by the Majority Holders shall, except to the extent that this Debenture expressly provides to the contrary, constitute the action or consent or other determination of the Holders herein or therein referred to, and the Agent may exercise its powers under Section 6.1 based upon such action, consent or other determination.

         6.9.2. Subject in each case to Section 6.9.3, this Debenture and any other Sub Debt Document may be amended only if the Borrower and the Majority Holders so agree in writing, any consent under this Debenture or any other Sub Debt Document shall be given only by the Agent (at the direction of the Majority Holders) in writing, and any Event of Default may be waived before or after it occurs only if the Agent (at the direction of the Majority Holders) so agrees in writing. Any amendment, consent or waiver so made shall be binding upon all of the Holders.

         6.9.3. Any amendment or waiver which changes or relates to:

(a)                        the term of the Debenture;

(b) the amount or dates of payment of principal, interest or other amounts payable hereunder;

(c) the amount or dates of payment of any fees or expenses;

(d) the release or discharge of any of the Security Documents except in connection with a prepayment made in accordance with Section 2.3 hereof whereupon the Agent shall be entitled to grant a release or discharge of the Security Documents as provided in Section 3.3 hereof;

(e)                        the definition of "Majority Holders"; or

(f)                        this Section 6.9;

         shall require the agreement of all of the Holders and also (in the case of an amendment) of the Borrower. An amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto.

         6.9.4. Any waiver and any consent by the Agent or any Holder under any provision of this Debenture or any other Sub Debt Document may be given subject to any conditions thought fit by the Person giving that waiver or consent.

6.10.             Redistribution of Payments

                  Any payment received by the Agent on behalf of the Holders shall be distributed to the Holders in their respective Rateable Portions. Where the Agent receives or acquires, directly or indirectly, any securities and/or any shares of the Borrower pursuant to this Debenture, the Agent shall exercise all rights with respect to those securities and/or any shares of the Borrower as directed by the Majority Holders (provided that where the Majority Holders direct that all or some of the securities and/or shares of the Borrower are to be disposed, the Agent shall distribute any sale proceeds to the Holders in accordance with their respective Rateable Portions).

                  A Holder (a "Remitting Holder") which obtains any payment (whether voluntary, involuntary, by way of set-off or otherwise) on account of its portion of the Debenture which has not been paid to the other Holders in accordance with their respective Rateable Portions shall, and the Borrower hereby irrevocably authorizes any such Holder to, remit such payment or portion thereof to the Agent for redistribution to the Holders in accordance with their respective Rateable Portions. In any such case, the Remitting Holder, upon such payment by it to the Agent, shall be deemed for all purposes not to have received from the Borrower that payment so remitted to the Agent, and the Holder or Holders (the "Receiving Holders") receiving such payment or portions thereof upon a redistribution thereof by the Agent shall be deemed for the purposes hereof to have received such payment or portion thereof (as the case may be) from the Borrower. If all or part of any such payment made by such Remitting Holder shall be recovered by the Borrower from such Remitting Holder, such amount so paid by such Remitting Holder to the Agent shall forthwith be repaid by the Receiving Holders to the Agent (for the benefit of the Remitting Holder). The Borrower shall and does hereby waive any defence, counterclaim or right of set-off which it may have against any Holder with respect to any such payment so received by any such Holder.

6.11.             Notification of Default

                  Each Holder shall promptly notify the Agent, and the Agent shall promptly notify each of the Holders, of any event of which it has actual notice which constitutes a Pending Event of Default or an Event of Default.

6.12.             Taking and Enforcement of Remedies

         6.12.1. Each of the Holders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder and under the other Sub Debt Documents to the Holders are for the benefit of the Holders collectively and acting together and not severally and further acknowledges that its rights hereunder and thereunder are to be exercised collectively by the Agent upon the instructions of the Majority Holders. Accordingly, notwithstanding any of the provisions contained herein or therein, each of the Holders hereby covenants and agrees that it shall not be entitled to take any action with respect to the Debenture, including, without limitation, any election of remedies in respect of an Event of Default hereunder, but that any such action shall be taken only by the Agent upon the instructions of the Majority Holders as provided herein. Notwithstanding the foregoing, in the absence of instructions from the Majority Holders (or, to the extent Section 6.9.3 is applicable, all of the Holders) where the Agent has requested instructions and in its sole opinion the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Holders take such action on behalf of the Holders as it deems appropriate or desirable in the interests of the Holders. Each of the Holders further covenants and agrees, that, upon any such instructions being given to the Agent by the Majority Holders, it shall cooperate fully with the Agent to the extent requested by the Agent in any collective realization hereunder including, without limitation, the appointment of a receiver and manager to act for their collective benefit.

         6.12.2. Each of the Holders and the Borrower further covenants and agrees that all proceeds from the exercise of the rights and remedies provided hereunder and under the other Sub Debt Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Holders and, after deduction therefrom of all costs of realization, shall be shared among the Holders proportionately based upon the respective aggregate amounts of the Obligations which are outstanding to each of the Holders at the relevant time or times of sharing. To the extent any Holder receives or is entitled to receive any amount hereunder in excess of the amount of the Obligations owed to it hereunder it shall hold such excess in trust on behalf of and for the benefit of the other Holders entitled thereto.

         6.12.3. Each of the Holders agrees with each of the other Holders that if it exercises any right of set-off in accordance with Section
         5.9 hereof in connection with any Obligations, it shall promptly so advise the Agent and each of the other Holders and, to the extent permitted by Applicable Law, the Holders shall share all such set-offs in accordance with the provisions of Section 6.12.2 hereof, provided that none of the Holders shall be liable hereunder to any of the other Holders by reason of failure to exercise or validly exercise any right of set-off or by reason of any restriction upon any such sharing.

                                  ARTICLE 7.
                                    GENERAL

7.1.              Amendment and Waiver

                  No amendment or waiver of any provision of this Debenture or any Security Document or consent to any departure by the Borrower or any other Material Subsidiary from any provision thereof is effective unless it is in writing and signed by an officer of the Agent. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

7.2.              Notices

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a) if to the Borrower:

                  Maxxcom Inc.
                  35A Hazelton Avenue
                  Toronto, Ontario
                  M5R 2E3

                  Attention:                         Chief Financial Officer
                  Facsimile number:                  (416) 960-6093

(b) if to the Agent:

                           TD Capital
                           TD Tower
                           66 Wellington Street West
                           10th Floor
                           Toronto, Ontario
                           M5K 1A2

                           Attention:                Managing Director
                           Facsimile number:         (416) 983-6817

7.3.              Time

                  Time is of the essence of this Debenture and the Security Documents.

7.4.              Further Assurances

                  Whether before or after the happening of an Event of Default, the Borrower shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered by other Persons, all such further acts, documents and things in connection with this Debenture and the Security Documents as the Agent may reasonably require from time to time for the purpose of giving effect to this Debenture and the Security Documents including, without limitation, for the purpose of facilitating the enforcement of the Security Documents, all promptly upon the request of the Agent.

7.5.              Assignment

         7.5.1. This Debenture and the other Sub Debt Documents shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties' rights or obligations under this Debenture and the other Sub Debt Documents as permitted under this section.

         7.5.2. The Borrower shall not assign all or any part of its rights, benefits or obligations under this Debenture or any of the other Sub Debt Documents without the prior written consent of the Agent for and on behalf of the Holders.

         7.5.3. The Agent may at any time assign or transfer its rights, benefits and obligations under this Debenture and the Sub Debt Documents to any Successor Agent, provided that such successor agent is a Canadian Resident.

         7.5.4. The Agent or any Holder may at any time assign or transfer all or any part of its rights in respect of the Obligations, this Debenture and the other Sub Debt Documents (including all or any part of the Warrants) to an Affiliate of the Agent or such Holder, as the case may be, without the consent of the Borrower or compliance with
         Section 7.5.6, provided such Affiliate is a Canadian Resident.

         7.5.5. Following the occurrence and during the continuance of an Event of Default, the Agent or any Holder may assign or transfer all or any part of its rights in respect of the Obligations, this Debenture and the other Sub Debt Documents (including all or any part of the Warrants) to any Person without the consent of the Borrower or compliance with Section 7.5.6 hereof.

         7.5.6. The Agent or any Holder may at any time assign or transfer all or any part of its rights in respect of the Obligations, this Debenture and the other Sub Debt Documents (including all or any part of the Warrants) to or in favour of any Person and have its corresponding obligations hereunder and thereunder assumed by such Person without the consent of the Borrower, provided that:

(a) such Person is a Canadian Resident;

(b) the Agent or the Holder obtains the consent of the Borrower to contacting such Person in respect of such assignment (such consent not to be unreasonably withheld or delayed);

(c) such assignment is in a minimum amount of $5,000,000 of principal amount of this Debenture; and

(d) following such assignment TD Capital and its Affiliates shall hold no less than 40% of the outstanding principal amount of this Debenture (unless the Borrower has consented to such assignment, such consent not to be unreasonably withheld).

         7.5.7. Any assignment made hereunder shall become effective when the Borrower has been notified thereof by the Agent on behalf of the assignor Holder and the assignee Holder and the Agent has received an acknowledgement from the assignee Holder to be bound by this Debenture (in particular but without limitation Article 6 hereof) and the other Sub Debt Documents (a copy of which shall also be provided to the Senior Agent pursuant to the Intercreditor Agreement). Any such assignee shall be treated as a party to this Debenture for all purposes of this Debenture and the other Sub Debt Documents and shall be entitled to the full benefit hereof and thereof and shall be subject to the obligations of the Holders to the same extent as if it were an original party in respect of the rights assigned to it and obligations assumed by it and the Agent or Holder, as the case may be, making such assignment shall be released and discharged accordingly.

         7.5.8. The Agent or the Holders may provide to any permitted assignee such information, including confidential information, concerning the Debenture, the Sub Debt Documents and the financial position and the operations of the Borrower, the Guarantors, the Restricted Parties, and their Subsidiaries and Affiliates as, in the opinion of the Agent or such Holder, may be relevant or useful in connection with this Debenture, the Sub Debt Documents or any portion thereof proposed to be acquired by such assignee, provided that each recipient of such information agrees not to disclose such information to any other Person.

         7.5.9. In connection with any assignment pursuant to this Section 7.5, the Borrower acknowledges that the Holders may, without the consent of the Borrower, change the definition of "Majority Holders", and upon written notice thereof to the Borrower referring to this
         Section 7.5.9 such new definition would take effect without further formality.

         7.5.10. In connection with any assignment pursuant to this Section 7.5, the Borrower agrees to enter into such documents as may reasonably be required by the Agent or any Holder to evidence such assignment.

7.6.              Sharing of Information

                  The Borrower agrees that any information, including confidential information, provided to (i) the Senior Agent or the Senior Lenders by the Borrower or any Restricted Party pursuant to the Senior Credit Documents and not otherwise provided to the Holders may be shared by the Senior Agent or any of the Senior Lenders with the Agent and the Holders from time to time, and (ii) the Agent or the Holders by the Borrower or any Restricted Party pursuant to this Debenture and not otherwise provided to the Senior Agent or the Senior Lenders may be shared by the Agent or any of the Holders with the Senior Agent or the Senior Lenders from time to time.


                  IN WITNESS WHEREOF the Borrower has executed this Debenture under seal, this ______ day of July, 2001.

                                  MAXXCOM INC., an Ontario Corporation



                                  By:
                                         ---------------------------------------
                                         Title:





                                  By:
                                         ---------------------------------------
                                         Title:

                        ACKNOWLEDGEMENT AND AGREEMENT

                  The undersigned, a Holder of a portion of the principal amount of the subordinated debenture (the "Debenture") of Maxxcom Inc. dated July ______, 2001 due September 30, 2005 in the aggregate principal amount of $40,000,000, hereby acknowledges and agrees to be bound by the terms and conditions of the Debenture, including without limitation Article 6 thereof. Capitalized terms used but not defined herein bear the respective meanings attributed thereto in the Debenture.

                  DATED:                             , 200
                           --------------------------     ----

                                     TD CAPITAL, a division of The
                                     Toronto-Dominion Bank



                                     By:
                                         ---------------------------------------
                                         Title:


                                                                             c/s


                                     By:
                                         ---------------------------------------
                                         Title:

                                     Please complete:
                                     ----------------

                                     Postal Address:
                                                           ---------------------

                                     -------------------------------------------

                                     Attention:
                                                           ---------------------

                                     Facsimile number:
                                                           ---------------------

                                     E-mail address:
                                                           ---------------------



                  The undersigned, the Agent under the subordinated debenture (the "Debenture") of Maxxcom Inc. dated July _______, 2001 due September 30, 2005 in the aggregate principal amount of $40,000,000, hereby acknowledges and agrees to be bound by the terms and conditions of the Debenture, including without limitation Article 6 thereof. Capitalized terms used but not defined herein bear the respective meanings attributed thereto in the Debenture.

                  DATED:                             , 200
                           --------------------------     ----

                                     TD CAPITAL, a division of The
                                     Toronto-Dominion Bank, as Agent



                                     By:
                                         ---------------------------------------
                                         Title:


                                                                             c/s


                                     By:
                                        ----------------------------------------
                                         Title:

                                     Please complete:
                                     ----------------

                                     Postal Address:
                                                           ---------------------

                                     -------------------------------------------

                                     Attention:
                                                           ---------------------

                                     Facsimile number:
                                                           ---------------------

                                     E-mail address:
                                                           ---------------------